UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.             )

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Montage Resources Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MONTAGE RESOURCES CORPORATION

122 West John Carpenter Freeway, Suite 300

Irving, Texas 75039

April 25, 2019

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Montage Resources Corporation:

Notice is hereby given that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Montage Resources Corporation (the “Company”) will be held on Friday, June 14, 2019 at 10:00 a.m. Central Daylight Time, at the Company’s principal executive office building located at 122 West John Carpenter Freeway, 1st Floor Conference Center, Irving, Texas 75039.  The Annual Meeting is being held for the following purposes:

1.	To elect the members of the Company’s Board of Directors to serve until the Company’s 2020 annual meeting of stockholders;
2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019;
3.	To approve the Montage Resources Corporation 2019 Long-Term Incentive Plan; and
4.	To transact other such business as may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

These proposals are described in the accompanying proxy statement.  The Board of Directors has fixed the close of business on April 24, 2019, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.  Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.  The stock transfer books will not be closed.  A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal executive offices for ten days prior to the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials primarily via the Internet, rather than mailing paper copies of these materials to each stockholder.  On or about May 2, 2019, we will mail to each stockholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.

You are cordially invited to attend the Annual Meeting; however, whether or not you expect to attend the Annual Meeting in person, you are urged to submit your proxy so that your shares of stock may be represented and voted in accordance with your preferences and in order to help establish the presence of a quorum at the Annual Meeting.  You can vote your shares via the Internet, by a toll-free telephone call, or by properly completing, signing and returning a hard copy of the proxy card, which can be requested by following the instructions on the Notice of Internet Availability of Proxy Materials.  If you attend the Annual Meeting and would like to vote in person, you may do so even if you have already dated, signed and returned your proxy card.

Pursuant to the rules of the New York Stock Exchange, if you hold your shares in street name, brokers, banks, or other nominees will not have discretion to vote your shares on the election of directors or the proposal to approve the Montage Resources Corporation 2019 Long-Term Incentive Plan. We encourage you to provide voting instructions to your broker, bank, or other nominee if you hold your shares in street name so that your voice is heard on such matters.

By Order of the Board of Directors,

Paul M. Johnston Executive Vice President, General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2019

This Notice of Annual Meeting, our Proxy Statement, and the Company’s 2018 Annual Report to Stockholders are available on our website free of charge at www.montageresources.com in the “Financial Information” subsection of the “Investors” section.

YOUR VOTE IS IMPORTANT

Your vote is important. We urge you to review the accompanying proxy statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the Annual Meeting.

MONTAGE RESOURCES CORPORATION

122 West John Carpenter Freeway, Suite 300

Irving, Texas 75039

PROXY STATEMENT

2019 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Montage Resources Corporation for use at the Montage Resources Corporation 2019 Annual Meeting of Stockholders (the “Annual Meeting”). In this Proxy Statement, references to “Montage Resources,” the “Company,” “we,” “us,” “our” and similar expressions refer to Montage Resources Corporation, unless the context or a particular reference provides otherwise.  The Board requests your proxy for the Annual Meeting that will be held on Friday, June 14, 2019 at 10:00 a.m. Central Daylight Time at the Company’s principal executive office building located at 122 West John Carpenter Freeway, 1st Floor Conference Center, Irving, Texas 75039, for the purposes set forth in the accompanying notice and described in this Proxy Statement. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

If you attend the Annual Meeting, you may vote in person.  If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy.

Brokers are not permitted to vote your shares for discretionary matters, which include the election of directors and the proposal to approve the Montage Resources Corporation 2019 Long-Term Incentive Plan, without your instructions as to how to vote.  Please return your proxy so that your vote can be counted on such matters.

DELIVERY OF PROXY MATERIALS

Mailing Date. The Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) is first being sent to stockholders on or about May 2, 2019.

Stockholders Sharing an Address. Each registered stockholder (meaning you own shares in your own name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one Notice of Availability per account, regardless of whether you have the same address as another registered stockholder.

Some banks, brokers, and other record holders have begun the practice of “householding” proxy statements and annual reports.  “Householding” is the term used to describe the practice of delivering a single copy of this Proxy Statement and the Company’s 2018 Annual Report to Stockholders (the “Annual Report”) to any household at which two or more stockholders share an address. This procedure reduces the volume of duplicative information and our printing and mailing costs.  We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy of such documents was delivered.  Any stockholder who would like to receive a separate copy of the Proxy Statement and our Annual Report, now or in the future, should submit this request to Paul M. Johnston, Executive Vice President, General Counsel and Corporate Secretary, at our principal executive offices, 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039.  Beneficial owners sharing an address who receive multiple copies of this Proxy Statement and our Annual Report and who would like to receive a single copy of such materials in the future will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Internet Availability of Proxy Materials.  The Notice of Annual Meeting and this Proxy Statement, along with the Company’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2019 and our Annual Report, are available free of charge at www.montageresources.com in the “Financial Information” subsection of the “Investors” section.

QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $0.01 per share, is the only outstanding class of the Company’s securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 24, 2019. As of the record date, 35,613,457 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum. A quorum of stockholders is necessary to transact business at a meeting of stockholders.  The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.  If a quorum is not present, the chairman has the power, at the chairman’s discretion, to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally noticed. Abstentions and broker non-votes (as described below) will be included for purposes of determining whether a quorum is present at the Annual Meeting.

Stockholder List. In accordance with the General Corporation Law of the State of Delaware, the Company will maintain at its corporate offices in Irving, Texas a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

Vote Required. Only stockholders of record at the close of business on April 24, 2019 have the right to vote at the Annual Meeting. Assuming the presence of a quorum, the proposals at the Annual Meeting will require the following votes:

•

Directors will be elected by a plurality of all votes cast. This means the director nominees who receive the highest number of votes “FOR” his election at the Annual Meeting will be elected to the Board. You may vote “FOR” or “WITHHOLD” for each director nominee. As a result, there will not be any abstentions on this proposal.  Broker non-votes (as described below) will generally have no effect on the outcome of this proposal because only a plurality of votes is required for the election of directors.

•

Ratification of the selection of the Company’s independent registered public accounting firm will require the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.  You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of the Company’s independent registered public accounting firm. Abstentions are considered to be “present” and “entitled to vote” at the Annual Meeting, and as a result, abstentions will have the same effect as a vote against this proposal. As discussed below, brokers may use their discretion to vote shares of common stock held by them in “street name” for which voting instructions are not submitted with respect to the ratification of the selection of the Company’s independent registered public accounting firm, so no broker non-votes are expected for this proposal.

•

Pursuant to the rules of the New York Stock Exchange (the “NYSE”), the approval of the Montage Resources Corporation 2019 Long-Term Incentive Plan will require the affirmative vote of a majority of the votes cast on such proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the Montage Resources Corporation 2019 Long-Term Incentive Plan. In accordance with the NYSE’s rules, abstentions will be counted as votes cast on this proposal but broker non-votes will not be treated as votes cast on this proposal.  As a result, abstentions will have the same effect as a vote against this proposal and broker non-votes will generally have no effect on the outcome of this proposal.

Representatives of Computershare Trust Company, N.A., the transfer agent for our common stock, will tabulate the votes. Neither our Second Amended and Restated Certificate of Incorporation nor our Second Amended and Restated Bylaws (our “Bylaws”) allow for cumulative voting rights.

Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. The NYSE’s Rule 452 restricts the ability of brokers who are record holders of shares to exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote on non-discretionary items absent instructions from the beneficial owner (resulting in a “broker non-vote”). With respect to the Annual Meeting, Rule 452 prohibits such brokers from exercising discretionary authority in the election of the Company’s directors or the proposal to approve the Montage Resources Corporation 2019 Long-Term Incentive Plan; but such brokers may exercise discretionary authority with respect to the ratification of the selection of the Company’s independent registered public accounting firm.

Default Voting. A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are as follows:

•	“FOR” the election of the persons named in this Proxy Statement as the Board’s nominees for election as directors;
•	“FOR” the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019;
•	“FOR” the approval of the Montage Resources Corporation 2019 Long-Term Incentive Plan; and
•

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy.  The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

Voting Procedures. If you are a record stockholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•

By Internet. You may submit a proxy electronically via the Internet by visiting the website listed on the Notice of Availability. Please have the Notice of Availability, the Notice of Annual Meeting, this Proxy Statement, and the form of proxy (the “Proxy Materials”) in hand when you log onto the website. Internet voting is available until 1:00 a.m. Eastern Time on June 14, 2019.

•

By Telephone. You may submit a proxy by telephone by calling the toll-free number listed in the Notice of Availability. Please have your Proxy Materials in hand when you call. Telephone voting is available until 1:00 a.m. Eastern Time on June 14, 2019.

•

By Mail. You may request a hard copy proxy card by following the instructions on the Notice of Availability and then vote by submitting a proxy by mail by signing, dating and returning your proxy card in the provided pre-addressed envelope.

•	In Person. You may vote in person at the Annual Meeting of Stockholders by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

If your shares are held in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting will also be offered to stockholders owning shares through most banks and brokers.

Revoking Your Proxy. You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the Corporate Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Corporate Secretary of the Company a proxy with a later date; or (iii) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Corporate Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting before your proxy is exercised.

Solicitation Expenses. The cost of preparing, printing, assembling, and mailing the Proxy Materials and our Annual Report, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of our common stock, and other costs of solicitation, will be exclusively borne by us. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of our common stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of our common stock. We have not incurred any solicitation expenses in excess of the amount typical for a solicitation of proxies for a non-contested election of directors. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies personally or by telephone, e-mail, facsimile, or other means, without additional compensation. Wages of regular employees and officers are not considered to be expenses incurred with respect to the solicitation of proxies.

Copies of the Annual Report. Upon written request, we will provide any stockholder, without charge, a copy of our Annual Report. Stockholders should direct requests to Paul M. Johnston, Executive Vice President, General Counsel and Corporate Secretary, at our principal executive offices, 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039. Copies of our Annual Report, the Form 10-K, and the exhibits thereto are also available at www.sec.gov, a website maintained by the SEC which contains reports, proxy statements, and other information regarding registrants, including us.

Recent Developments

Business Combination Transaction with Blue Ridge Mountain Resources, Inc.

On February 28, 2019, the Company completed its previously announced business combination transaction with Blue Ridge Mountain Resources, Inc. (“Blue Ridge”) pursuant to that certain Agreement and Plan of Merger, dated as of August 25, 2018 and amended as of January 7, 2019 (the “Merger Agreement”), by and among the Company, Everest Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Blue Ridge.  Pursuant to the Merger Agreement, Everest Merger Sub Inc. merged with and into Blue Ridge with Blue Ridge continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”).

As a result of the Merger, each share of common stock, par value $0.01 per share, of Blue Ridge issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), excluding certain Excluded Shares (as such term is defined in the Merger Agreement), was converted into the right to receive from the Company 0.29506 of a validly issued, fully-paid, and nonassessable share of common stock, par value $0.01 per share, of the Company. The exchange ratio reflects an adjustment to account for the 15-to-1 reverse stock split described below.

Reverse Stock Split

Effective immediately prior to the Effective Time on February 28, 2019, the Company effected a 15-to-1 reverse stock split with respect to the issued and outstanding shares of its common stock.  Except as otherwise expressly disclosed, all issued and outstanding share and per share amounts presented in this Proxy Statement have been adjusted retroactively to reflect the reverse stock split in accordance with ASC 505 “Equity.”

Name Change

Following the Effective Time on February 28, 2019, the Company effected a change in its legal name from “Eclipse Resources Corporation” to “Montage Resources Corporation” through a Certificate of Ownership and Merger providing for a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware pursuant to which a subsidiary formed solely for the purpose of the name change was merged with and into the Company with the Company remaining as the surviving corporation in the merger.  The short-form merger had the effect of amending the Company’s certificate of incorporation to reflect the Company’s new legal name.

PRINCIPAL STOCKHOLDERS

Beneficial Ownership

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 1, 2019 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•

each of our named executive officers (in connection with the consummation of the business combination transaction with Blue Ridge described under “Recent Developments – Business Combination Transaction with Blue Ridge Mountain Resources, Inc.,” on February 28, 2019, each of these named executive officers resigned as an officer of the Company);

•	each of our directors; and
•

all of our directors and executive officers as a group (these persons represent the Company’s current directors and executive officers and do not include the named executive officers who resigned on February 28, 2019).

As of April 1, 2019, 35,381,808 shares of our common stock were outstanding.  Unless otherwise noted, the mailing address of each person or entity named in the table below is c/o Montage Resources Corporation, 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
5% Stockholders:
EnCap Funds(1)	14,051,904	39.72%
Goldman Sachs Asset Management, L.P.(2)	3,399,921	9.61%
Directors:
Randall M. Albert	13,575	*
Mark E. Burroughs, Jr.(1)	1,558	*
Eugene I. Davis	9,558	*
Don Dimitrievich	—	*
Michael C. Jennings	10,412	*
Richard D. Paterson	13,442	*
D. Martin Phillips(1)	1,558	*
John K. Reinhart	161,999	*
Douglas E. Swanson, Jr.(1)	1,558	*
Robert L. Zorich(1)	1,558	*
Named Executive Officers:(3)
Benjamin W. Hulburt(4)	163,225	*
Christopher K. Hulburt(5)	81,835	*
Matthew R. DeNezza	25,074	*
All directors and current executive officers as a group (14 individuals)(6)	357,587	1.01%

* Less than 1%

(1) EnCap Energy Capital Fund VIII, L.P. (“EnCap Fund VIII”) owns directly 3,979,173 shares of common stock, EnCap Energy Capital Fund VIII Co-Investors, L.P. (“EnCap VIII Co-Invest”) owns directly 2,694,673 shares of common stock, EnCap Energy Capital Fund IX, L.P. (“EnCap Fund IX”) owns directly 4,856,485 shares of common stock, and TPR Residual Assets, LLC (“TPR”) owns directly 2,521,573 shares of common stock. TPR is member-managed by EnCap Fund IX.  EnCap Partners GP, LLC (“EnCap Partners GP”) is the sole general partner of EnCap Partners, LP (“EnCap Partners”), which is the managing member of EnCap Investments Holdings, LLC (“EnCap Holdings”), which is the sole member of EnCap Investments Holdings Blocker, LLC (“EnCap Holdings Blocker”). EnCap Holdings Blocker is the sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the sole general partner of EnCap Investments L.P. (“EnCap Investments LP”). EnCap Investments LP is the sole general partner of EnCap Equity Fund VIII GP, L.P. (“EnCap Fund VIII GP”) and EnCap Equity Fund IX GP, L.P. (“EnCap Fund IX GP”). EnCap Fund VIII GP is the sole general partner of each of EnCap Fund VIII and EnCap Fund VIII Co-Invest. EnCap Fund IX GP is the sole general partner of EnCap Fund IX. The business address for the foregoing persons is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002. Messrs. Burroughs, Phillips, Swanson and Zorich serve in various functions and capacities for EnCap.  Please see each director’s biographical information under “Directors and Executive Officers—Biographical Information.”

(2) Consists of (i) 197,900 shares of common stock owned by Goldman Sachs Trust – Goldman Sachs High Yield Fund, (ii) 13,270 shares of common stock owned by Factory Mutual Insurance Company, (iii) 2,064,330 shares of common stock owned by Goldman Sachs Trust – Goldman Sachs Strategic Income Fund, (iv) 379,587 shares of common stock owned by Goldman Sachs Trust – Goldman Sachs High Yield Floating Rate Fund, (v) 76,736 shares of common stock owned by Goldman Sachs Trust – Goldman Sachs Income Builder Fund, (vi) 127,463 shares of common stock owned by Global Opportunities LLC, (vii) 23,364 shares of common stock owned by Tactical Tilt Overlay LLC, (viii) 52,052 shares of common stock owned by Goldman Sachs Trust – Goldman Sachs Tactical Tilt Overlay Fund, (ix) 311,315 shares of common stock owned by Global Opportunities Offshore WTI Ltd, (x) 71,428 shares of common stock owned by High Yield Floating Rate Portfolio WTI (Lux) Ltd, (xi) 45,032 shares of common stock owned by Global Multi-Sector Credit Portfolio WTI (Lux) Ltd, and (xii) 37,444 shares of common stock owned by FRL WTI Ltd (collectively, the “GSAM funds”). Goldman Sachs Asset Management L.P. serves as the investments manager to each of the GSAM funds. The business address for the foregoing persons is 200 West Street, New York, New York 10005.

(3) Based on the information and records currently in the possession of the Company.  In connection with the consummation of the business combination transaction with Blue Ridge described under “Recent Developments—Business Combination Transaction with Blue Ridge Mountain Resources, Inc.,” on February 28, 2019, Benjamin W. Hulburt resigned as the Company’s Chairman, President and Chief Executive Officer, Matthew R. DeNezza resigned as the Company’s Executive Vice President and Chief Financial Officer, and Christopher K. Hulburt resigned as the Company’s Executive Vice President, Secretary and General Counsel and as a director.

(4) Includes shares that are held directly by Benjamin W. Hulburt and shares held by The Hulburt Family II Limited Partnership, which is controlled by Benjamin W. Hulburt.

(5) Includes shares that are held directly by Christopher K. Hulburt and shares held by CKH Partners II, L.P., which is controlled by Christopher K. Hulburt.

(6) These persons represent the Company’s current directors and executive officers and do not include the named executive officers who resigned on February 28, 2019.

ITEM ONE: ELECTION OF DIRECTORS

Directors are elected to serve for one-year terms and until either they are re-elected or their successors are elected and qualified or until their earlier resignation or removal. Each year, the directors stand for re-election as their terms of office expire. The Board has nominated the following individuals for election as directors of the Company with their terms to expire at the Company’s 2020 annual meeting of stockholders or until their earlier resignation or removal:

Randall M. Albert

Mark E. Burroughs, Jr.

Eugene I. Davis

Don Dimitrievich

Michael C. Jennings

Richard D. Paterson

D. Martin Phillips

John K. Reinhart

Douglas E. Swanson, Jr.

Robert L. Zorich

The biographical information of our director nominees is contained in “Directors and Executive Officers” below.

The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under your proxy will vote for the election of a substitute nominee that the Board nominates.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

Director Nominees and Executive Officers

Unless otherwise directed in your proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of each of the following nominees as a member of the Board, each to hold office until the annual meeting of our stockholders to be held in 2020 and until his successor is duly qualified and elected or until his earlier resignation or removal. The director nominees listed below are presently members of the Board.

Name	Age	Position(s) with Montage Resources Corporation
Director Nominees:
Randall M. Albert	61	Director
Mark E. Burroughs, Jr.	43	Director
Eugene I. Davis	64	Director
Don Dimitrievich	47	Director
Michael C. Jennings	53	Director
Richard D. Paterson	68	Director
D. Martin Phillips	65	Director
John K. Reinhart	50	President and Chief Executive Officer and Director
Douglas E. Swanson, Jr.	47	Director
Robert L. Zorich	69	Director
Non-Director Executive Officers:
Michael L. Hodges	40	Executive Vice President and Chief Financial Officer
Oleg E. Tolmachev	43	Executive Vice President and Chief Operating Officer
Matthew H. Rucker	33	Executive Vice President, Resource Planning and Development
Paul M. Johnston	64	Executive Vice President, General Counsel and Corporate Secretary

Biographical Information

Set forth below is the background, business experience, attributes, qualifications, and skills of the Company’s director nominees and executive officers. Executive officers serve at the discretion of the Board.

Director Nominees

Randall M. Albert has served as a member of our Board since June 2014. Mr. Albert served as the Chief Operating Officer of the Gas Division of CONSOL Energy Inc., a producer of coal and natural gas (“CONSOL”), from 2010 until January 2014. From 2005 until 2010, he was the operational leader of CONSOL’s gas business in Northern Appalachia. Mr. Albert began working for CONSOL in 1979 and was selected to lead the operation of its coalbed methane gas business in Southern Appalachia in 1985. He is a board member of Vanguard Natural Resources, Wellsite Fishing and Rentals, and an Advisory Board member to Gas Field Services and Black Bay Energy Capital and served as a founding advisory member of the board and chairman of the Marcellus Shale Coalition. Additionally, he currently serves on the advisory board for the Virginia Tech Mining Engineering Department. Mr. Albert is a Registered Professional Engineer in Virginia and West Virginia and holds a B.S. degree in Mining Engineering from Virginia Polytechnic Institute and State University, where in 2016 Mr. Albert was inducted into the Academy of Engineering Excellence, the highest honor bestowed on College of Engineering graduates at Virginia Tech.

We believe that Mr. Albert should serve as a member of the Board due to his substantial executive and operational experience within the natural gas industry, particularly with respect to the Appalachia Basin.

Mark E. Burroughs, Jr. has served as a member of our Board since January 2011. He currently serves as a Managing Director of EnCap. Prior to joining EnCap in March 2007, Mr. Burroughs spent four years working in UBS Investment Bank’s Global Energy Group. Prior to joining UBS Investment Bank, Mr. Burroughs spent three years at Sanders Morris Harris, Inc., an investment banking firm in Houston, Texas. He received an M.B.A. from the Jesse H. Jones School of Management at Rice University and a B.A. in Economics from The University of Texas at Austin. Mr. Burroughs serves on the board of several EnCap portfolio companies as well as Frontier Tubular Solutions. He is also a member of the Houston Producers’ Forum and the Independent Petroleum Association of America.

We believe that Mr. Burroughs should serve as a member of the Board due to his extensive experience in the oil and gas exploration and production industry as well as his experience as an investment banker, which will enable Mr. Burroughs to provide the Board with insight and advice on a full range of business, strategic and financial matters.

Eugene I. Davis has served as a member of our Board since the consummation of our business combination transaction with Blue Ridge in February 2019.  He previously served as a director of Blue Ridge since May 2016. Mr. Davis currently serves as the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a chief executive officer, chief restructuring officer, director, chairman or committee chairman of a number of businesses operating in diverse sectors. He was the President, Vice Chairman and a director of Emerson Radio Corporation, a consumer electronics company, from 1990 to 1997 and was the Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc., a direct-mail marketer of sports equipment, from 1996 to 1997. Mr. Davis began his career in 1980 as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and was in private practice from 1984 to 1998. Mr. Davis currently is a director of Seadrill Limited and VICI Properties Inc., and he is a director and co-chairman of the board of Verso Corporation. During the past five years, Mr. Davis has been a director of the following public or formerly public companies: ALST Casino Holdco, LLC, Atlas Air Worldwide Holdings, Inc., Atlas Iron Limited, The Cash Store Financial Services, Inc., Dex One Corp., Genco Shipping & Trading Limited, Global Power Equipment Group, Inc., Goodrich Petroleum Corp., Great Elm Capital Corp., GSI Group, Inc., Hercules Offshore, Inc., HRG Group, Inc., Knology, Inc., SeraCare Life Sciences, Inc., Spansion, Inc., Spectrum Brands Holdings, Inc., Titan Energy LLC, Trump Entertainment Resorts, Inc., U.S. Concrete, Inc. and WMIH Corp. In addition, Mr. Davis is and has been a director of several private companies in various industries.

We believe that Mr. Davis should serve as a member of the Board because of his substantial knowledge about strategic planning, mergers and acquisitions, finance, accounting, capital structure and board practices and his extensive experience serving as a director of public and private companies in various industries, including Blue Ridge.

Don Dimitrievich has served as a member of our Board since the consummation of our business combination transaction with Blue Ridge in February 2019. He previously served as a director of Blue Ridge since May 2016. Mr. Dimitrievich currently is a Managing Director at HPS Investment Partners, LLC and is responsible for the energy and power portfolio. Prior to joining HPS in 2012, Mr. Dimitrievich was a Managing Director of Citi Credit Opportunities, a credit-focused principal investment group. At Citi Credit Opportunities, Mr. Dimitrievich oversaw the energy and power portfolio and invested in mezzanine, special situation and equity co-investments and secondary market opportunities. Prior to joining Citi, Mr. Dimitrievich worked in the New York office of Skadden, Arps, Slate, Meagher & Flom LLP from 1998 to 2004 focusing on energy M&A and capital markets transactions. Mr. Dimitrievich has a law degree Magna Cum Laude from McGill University in Montreal, Canada and earned a chemical engineering degree with Great Distinction from Queen’s University in Kingston, Canada. Mr. Dimitrievich currently serves on the boards of directors of the following companies: Alta Mesa Resources, Inc., Expro International Group Holdings Ltd., Glacier Oil & Gas Corp., Marquis Resources, LLC and Upstream Exploration LLC.

We believe that Mr. Dimitrievich should serve as a member of the Board because of his substantial mergers and acquisitions, financing and investing experience in the energy and power industry, as well as his previous experience as a director of Blue Ridge.

Michael C. Jennings has served as a member of our Board since the consummation of our business combination transaction with Blue Ridge in February 2019. He previously served as a director of Blue Ridge and as Chairman of the Blue Ridge board since May 2016. Mr. Jennings has served as Chairman of the Board of HollyFrontier Corporation (“HollyFrontier”) since January 2017, a position he previously held from January 2013 until January 2016. He served as Executive Chairman of HollyFrontier from January 2016 until his retirement in January 2017. Mr. Jennings served as Chief Executive Officer and President of HollyFrontier from the merger of Holly Corporation (“Holly”) and Frontier Oil Corporation (“Frontier”) in July 2011 until January 2016. Mr. Jennings has served as the Chairman of the Board of Holly Logistic Services, L.L.C. (“HLS”) since November 2017. He served as the Chief Executive Officer of HLS from January 2014 until November 2016 and served as President of HLS from October 2015 until February 2016. Mr. Jennings served as President and Chief Executive Officer of Frontier from 2009 until the merger of Holly and Frontier in July 2011. He served as Executive Vice President and Chief Financial Officer of Frontier from 2005 until 2009. Mr. Jennings served as Chairman of the Board of Frontier from 2010 until the merger in July 2011 and served as a director of Frontier from 2008 to July 2011. He currently serves as a director of ION Geophysical Corporation and HLS, the general partner of the general partner of Holly Energy Partners, L.P.

We believe that Mr. Jennings should serve as a member of the Board because of his extensive energy industry experience, as well as his previous experience as a director of Blue Ridge and Chairman of the Blue Ridge board.

Richard D. Paterson has served as a member of our Board since June 2014. Mr. Paterson retired from PricewaterhouseCoopers LLP, an international network of auditors, tax and business consultants (“PwC”), in June 2011 after 37 years of service. Most recently, he served as PwC’s Global Leader of its Consumer, Industrial Products and Services Practices (comprising the Automotive, Consumer and Retail, Energy, Utilities and Mining, Industrial Products, Pharmaceutical and Health Industries Sectors) and also as Managing Partner of its Houston Office and U.S. Energy Practice. From 2001 to 2010, Mr. Paterson was PwC’s Global Leader of its Energy, Utilities and Mining Practice. From 1997 to 2001, Mr. Paterson led PwC’s Energy Practice for Europe, Middle East and Africa. During the aforementioned time periods, Mr. Paterson also was responsible for the audits of numerous PwC clients, principally in the energy sector. He began his career with PwC in 1974 and was admitted as a partner of PwC in 1987. Mr. Paterson serves on the board, as lead independent director, chair of the governance committee and a member of the audit committee (chairman of audit committee from 2012 to 2015) of Parker Drilling Company, a provider of contract drilling and drilling related services and rental tools to the energy industry. He also serves on the board, as a member of the audit committee, nominating committee and governance and conflicts committees of Teekay Tankers Ltd., a provider of marine transportation services to the energy industry.  Previously, Mr. Paterson served on (i) the board and as chairman of the audit committee of Tidewater, Inc. until July 31, 2017; (ii) a member of the board and chairman of the audit and compliance committee of Saipen Canada, Inc., a non-public company, until September 30, 2017; and (iii) the board and as chairman of the audit committee of Zaff GP LLC. Mr. Paterson is a member of the National Association of Corporate Directors.

Mr. Paterson also previously served as a board member of the U.S./Russia Business Council and the U.S. Energy Association. Mr. Paterson received a B.A. in Marketing and an M.B.A. in Accounting from Michigan State University. He is also a Certified Public Accountant.

We believe that Mr. Paterson should serve as a member of the Board due to his extensive knowledge of the energy industry and his substantial expertise in capital markets, corporate governance matters and the preparation and review of financial statements and disclosures.

D. Martin Phillips has served as a member of our Board since January 2011. He currently serves as a Managing Partner of EnCap. Prior to joining EnCap in 1989, Mr. Phillips served as a Senior Vice President in the Energy Banking Group of NationsBank in Dallas, Texas. In his capacity as Manager of the U.S./International Division of NationsBank from 1987 to 1989, he had responsibility for credit commitments to a broad spectrum of energy-related companies. Mr. Phillips began his career in 1978 with Republic Bank and served in various senior energy banking positions, including Vice President and Manager of Republic Bank’s energy loan production office in Denver, from 1980 to 1985, and Senior Vice President and Division Manager in Republic Bank’s Houston office from 1986 to 1987. Mr. Phillips holds M.B.A. and B.S. degrees from Louisiana State University. He is a member of the LSU College of Business Hall of Distinction. Mr. Phillips also attended the Stonier Graduate School of Banking at Rutgers University. Mr. Phillips serves on the board of several EnCap portfolio companies and is a member of the Independent Petroleum Association of America, the American Petroleum Institute and the Houston Producers’ Forum.

We believe that Mr. Phillips should serve as a member of the Board due to his substantial experience with energy companies and investments and broad knowledge of the oil and gas industry.

John K. Reinhart has served as our President and Chief Executive Officer and as a member of our Board since the consummation of our business combination transaction with Blue Ridge in February 2019.  He previously served as President and Chief Executive Officer and a director of Blue Ridge since September 2016. Before joining Blue Ridge, Mr. Reinhart served as Executive Vice President and Chief Operations Officer of Ascent Resources, LLC from September 2014 to April 2016.  He served as Senior Vice President—Operations & Technical Services for Chesapeake Energy Corporation from August 2013 to September 2014, leading over 1,400 employees in support of Chesapeake’s corporate development programs. Prior to that time, he served as Chesapeake’s Vice President—Operations, Eastern Division from February 2009 to August 2013, overseeing Chesapeake’s operations and development activities in the Marcellus and Utica Shales.  Mr. Reinhart joined Chesapeake in 2005 and initially held key positions in engineering and asset management in the Mid-Continent region and also established and managed the corporate Engineering Technology Group, which supported corporate operations as technical advisors specializing in facilities, completions, drilling, artificial lift and chemical optimization. Before joining Chesapeake, Mr. Reinhart worked for Schlumberger from 1994 to 2005, where he held positions of increasing responsibility in technical, operational and leadership roles. Mr. Reinhart graduated from West Virginia University in 1994 with a Bachelor of Science degree in Mechanical Engineering.

We believe that Mr. Reinhart should serve as a member of the Board because of his experience and perspective as the Company’s President and Chief Executive Officer and his extensive leadership and operational experience in the oil and gas exploration and production industry.

Douglas E. Swanson, Jr. has served as a member of our Board since January 2011. He is currently a Managing Partner of EnCap. Prior to joining EnCap in 1999, he was in the corporate lending division of Frost National Bank from 1995 to 1997, specializing in energy related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas from 1994 to 1995. Mr. Swanson serves on the board of Earthstone Energy, Inc. and several EnCap portfolio companies. Mr. Swanson also served on the board of Oasis Petroleum Inc. and its predecessor entities from March 2007 until December 2017.  Mr. Swanson is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners Association. Mr. Swanson holds a B.A. in Economics and an M.B.A., both from The University of Texas at Austin.

We believe that Mr. Swanson should serve as a member of the Board due to his extensive experience in the oil and gas exploration and production industry, including serving on the boards of public and private oil and gas exploration and production companies, which will enable Mr. Swanson to provide the Board with insight and advice on a full range of business, strategic and governance matters.

Robert L. Zorich has served as a member of our Board since January 2011. He is the co-founder of EnCap and currently serves as a Managing Partner. Prior to co-founding EnCap, Mr. Zorich was a Senior Vice President of Trust Company of the West, a privately-held pension fund management company, where he was in charge of its Houston office. Prior to joining Trust Company of the West, Mr. Zorich co-founded MAZE Exploration, Inc., an oil and gas exploration, development and reserve acquisition company, where he served as its Co-Chief Executive Officer. During the first seven years of Mr. Zorich’s career, he was a Vice President and Division Manager in the Energy Department of Republic Bank. Approximately half of his tenure with Republic Bank was spent managing Republic Bank’s energy office in London, where he assembled a number of major project financings for development in the North Sea. Mr. Zorich received his B.A. in Economics from the University of California at Santa Barbara. He also received a Master’s Degree in International Management (with distinction) in 1974 from the American Graduate School of International Management in Phoenix, Arizona. Mr. Zorich serves on the board of several EnCap portfolio companies and is a member of the Independent Petroleum Association of America, the Houston Producers’ Forum and Texas Independent Producers and Royalty Owners Association. Mr. Zorich currently serves on the board of directors of Earthstone Energy, Inc., a publicly traded independent oil and gas exploration company. Mr. Zorich also served on the board of Oasis Petroleum Inc. and its predecessor entities from March 2007 until March 2012.

We believe that Mr. Zorich should serve as a member of the Board due to his substantial experience with energy companies and investments and broad knowledge of the oil and gas industry.

Non-Director Executive Officers

Michael L. Hodges has served as our Executive Vice President and Chief Financial Officer since the consummation of our business combination transaction with Blue Ridge in February 2019.  He joined Blue Ridge as Senior Vice President of Finance in September 2018. Prior to joining Blue Ridge, Mr. Hodges served as Chief Financial Officer of PayRock Energy II, LLC (an EnCap portfolio company), an exploration and production company focused on oil and natural gas assets within the Eagle Ford Shale of South Texas, from August 2016 to September 2018. Previously, Mr. Hodges served as Chief Financial Officer of Ward Energy Partners, LLC, a private-equity sponsored business focused on developing liquids-rich assets in the Anadarko Basin of Oklahoma and the DJ Basin of Colorado and Wyoming, from August 2015 to August 2016. Prior to joining Ward Energy Partners, he was Chief Financial Officer of Rex Energy Corporation, a publicly-traded company developing natural resources in the Marcellus Shale of Pennsylvania and the Utica Shale of Ohio, from June 2012 to January 2015. Mr. Hodges began his career in 2001 with Chesapeake Energy Corporation and subsequently worked for SandRidge Energy, Inc. from 2007 to 2012 in various accounting roles of increasing responsibility. Mr. Hodges has approximately 20 years of experience in the upstream oil and gas industry, and his areas of expertise include financial planning and analysis, capital markets, mergers and acquisitions, investor relations and accounting.  He received a B.B.A. in Finance from the University of Oklahoma in 2000 and an M.S. in Energy Management from Oklahoma City University in 2017 and is a Certified Public Accountant in the State of Oklahoma.

Oleg E. Tolmachev has served as our Executive Vice President and Chief Operating Officer since January 1, 2017.  Prior to such time, Mr. Tolmachev served as our Senior Vice President, Drilling & Completions since March 2016.  From February 2013 to February 2016, Mr. Tolmachev served as our Vice President, Drilling & Completions.  Prior to joining Eclipse Resources, from April 2011 to February 2013, Mr. Tolmachev served as the Senior Asset Manager, Utica Shale with Chesapeake Energy Corporation where he was responsible for leading an asset team comprised of land, geology, drilling, resource development and operations for Chesapeake’s Utica Shale projects in Ohio. Prior to joining Chesapeake, from August 2008 to 2011, Mr. Tolmachev held the position of Group Lead Completions, Mid-Continent Business Unit at EnCana Oil and Gas (USA) Inc. where he managed well completions and intervention operations in its Barnett Shale, Deep Bossier and East Texas Haynesville Shale business units. Mr. Tolmachev received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma.

Matthew H. Rucker has served as our Executive Vice President, Resource Planning and Development since the consummation of our business combination transaction with Blue Ridge in February 2019. He previously served as Vice President, Resource Planning and Development of Blue Ridge since November 2016. Prior to joining Blue Ridge, Mr. Rucker served as a Production Superintendent for Chesapeake Energy Corporation from January 2014 to October 2016, overseeing Chesapeake’s Utica Shale production. As a member of Chesapeake’s Eastern Division leadership team, Mr. Rucker focused on the safe and efficient optimization of production in the Utica Shale and led an operating team of over 45 employees. During his service at Chesapeake, Mr. Rucker held several engineering positions in the Marcellus and Utica Shale Asset Teams within reservoir, primarily focused on strategic joint ventures, divestitures, acquisitions and resource development planning. Mr. Rucker graduated with a Bachelor degree in Petroleum Engineering from Marietta College in 2007, where he continues to serve as Chair of the Marietta College Industry Advisory Council. He is a member of the Society of Petroleum Engineers.

Paul M. Johnston has served as our Executive Vice President, General Counsel and Corporate Secretary since the consummation of our business combination transaction with Blue Ridge in February 2019.  He previously served as Senior Vice President and General Counsel of Blue Ridge since June 2010. Mr. Johnston has over 30 years of increasing responsibility and management experience in all facets of general corporate, finance, securities and regulatory related legal matters. He is a former partner with the Dallas-based law firm, Thompson & Knight, LLP, representing both private and publicly held companies during his twenty-year career with the firm. Mr. Johnston also had ten years of in-house counsel experience before joining Blue Ridge, including his service as Vice President and Corporate Counsel for an NYSE-listed Fortune 250 company from 2000 to 2007, and his service as General Counsel for an SEC-registered investment advisor involved in the management of onshore and offshore hedge funds, from 2007 to 2010. A 1977 graduate of Texas Tech University, Mr. Johnston received his Juris Doctorate from Texas Tech University in 1980.

BOARD OF DIRECTORS AND COMMITTEES

Board Leadership Structure

The Board does not have a formal policy addressing whether or not the roles of Chairman and Chief Executive Officer should be separate or combined. The directors serving on the Board possess considerable professional and industry experience, significant experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that the Company faces. As such, the Board believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company’s leadership structure to meet those needs.

At present, the Board has chosen to separate the positions of Chairman and Chief Executive Officer. While the Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined in one individual, the Board believes that this structure represents the appropriate allocation of roles and responsibilities at this time.  With Mr. Jennings’s extensive experience with companies involved in businesses similar to the Company’s business, combined with his leadership qualities, Mr. Jennings is well-positioned to lead the Board in its fundamental role of providing advice to and oversight of management.  This allows Mr. Reinhart to focus on our day-to-day business and strategy, meet with investors, and convey management’s perspective to other members of the Board.  Mr. Reinhart works closely with Mr. Jennings to identify appropriate topics of consideration for the Board and to plan effective and informative Board meetings.

Director Independence

Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the NYSE. After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and each director, as well as any significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Board has affirmatively determined that each of the directors, except John K. Reinhart, has no material relationships with the Company and is independent as defined by the current listing standards of the NYSE.

Executive Sessions

To facilitate candid discussion among the Company’s directors, the non-management directors meet in regularly scheduled executive sessions.  Following his appointment as Chairman of the Board in February 2019, Mr. Jennings has presided over these meetings.

Board’s Role in Risk Oversight

In the normal course of its business, the Company is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rates, technical risks affecting the Company’s resource base, political risks, and credit and investment risk. The Board oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of the Company’s business opportunities and challenges, and monitors the development and management of risks that impact the Company’s strategic goals. The Audit Committee of the Board assists the Board in fulfilling its oversight responsibilities by monitoring the effectiveness of the Company’s systems of financial reporting, auditing, internal controls, and legal and regulatory compliance. At times, a particular risk will be monitored and evaluated by another Board committee with primary responsibility in the area involved.  For example, the Compensation Committee assists the Board in fulfilling its oversight responsibilities by overseeing the Company’s compensation policies and practices.

Attendance at Meetings

Pursuant to the Company’s Corporate Governance Guidelines, directors are encouraged to attend the annual meetings of stockholders. The entire Board attended the Company’s 2018 annual meeting of stockholders.

The Board held 13 meetings during 2018.  No director attended fewer than 75% of the meetings of the Board and of the committees of the Board on which that director served.

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The Audit Committee and the Compensation Committee each held five meetings during 2018.  As described below under “Committees—Nominating and Governance Committee,” we did not have a Nominating and Governance Committee during 2018.

Committees

Audit Committee

The Audit Committee consists of Messrs. Paterson (Chair), Albert, and Jennings, each of whom is independent under the rules of the SEC and the listing standards of the NYSE. As required by the rules of the SEC and listing standards of the NYSE, the Audit Committee consists solely of independent directors. The Board has also determined that each member of the Audit Committee is financially literate, and that Mr. Paterson satisfies the definition of “audit committee financial expert.”

The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. We have adopted an Audit Committee Charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards. A copy of our Audit Committee Charter is posted on our website at www.montageresources.com in the “Corporate Governance” subsection under the “Investors” section.

Compensation Committee

Our Compensation Committee consists of Messrs. Burroughs (Chair), Davis, Jennings, and Swanson, each of whom is independent under the rules of the SEC and the listing standards of the NYSE.

In 2018, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to review our compensation arrangements for our executive officers and independent directors, including an analysis of both the competitive market and the design of the compensation arrangements. As part of its reports to the Compensation Committee, Meridian evaluated the compensation arrangements of our peer companies and provided competitive compensation data and analysis relating to the compensation of our executive officers and independent directors.

The Compensation Committee reviews, evaluates, and approves the agreements, plans, policies, and programs of the Company to compensate the Company’s executive officers and directors. The Compensation Committee’s goal is to ensure that the Company’s compensation programs are designed to provide a competitive level of compensation to attract and retain talented directors and executives, reward and encourage maximum corporate and individual performance, promote accountability, and assure that employees and director interests are aligned with the interests of the Company’s stockholders. Pursuant to its charter, the Compensation Committee may delegate to its Chairman, any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time-to-time under the circumstances.  To the extent necessary, the Compensation Committee or the Board may delegate the approval of award grants and other transactions and responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Compensation Committee who are “Non-Employee Directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We have adopted a Compensation Committee Charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards. A copy of our Compensation Committee Charter is posted on our website at www.montageresources.com in the “Corporate Governance” subsection under the “Investors” section.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been one of our officers or employees or has or had any relationship requiring disclosure pursuant to SEC rules. In addition, during 2018, none of our executive officers served as:

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee;

•	a director of another entity, one of whose executive officers served on our Compensation Committee; or
•

a member of the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Messrs. Davis (Chair), Albert, Paterson and Zorich, each of whom is independent under the rules of the SEC and the listing standards of the NYSE.

The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members and recommending nominees for directorship for approval by the Board. Nominating and Governance Committee takes into account many factors, including, but not limited to, general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today’s business environment; understanding of the Company’s business on a technical level; educational and professional background; and principles of diversity that take into account gender, race, ethnicity, background, age, thought and tenure on the Board. The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment.  All the persons nominated for election as directors at the Annual Meeting are recommended as nominees by the Nominating and Governance Committee.

The Nominating and Governance Committee will consider any candidates proposed by our stockholders in conformance with the stockholder proposal procedures of our Bylaws or otherwise established by the Company.  The Committee will review and evaluate information available to it regarding candidates proposed by stockholders and will apply the same criteria, and will follow substantially the same process in considering them, as it does in considering other candidates. The Nominating and Governance Committee may adopt, and periodically review and revise as it deems appropriate, procedures regarding director candidates proposed by stockholders.

We have adopted a Nominating and Governance Committee Charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards. A copy of our Nominating and Governance Committee Charter is posted on our website at www.montageresources.com in the “Corporate Governance” subsection under the “Investors” section.

During 2018, certain private equity funds managed by EnCap beneficially owned a majority of our common stock, and as a result, we were a “controlled company” within the meaning of the NYSE’s corporate governance standards.  Because the Company was a controlled company within the meaning of the NYSE’s corporate governance standards during 2018, the Company was not required to, and did not have, a nominating and governance committee during 2018.  As a result of the consummation of our business combination transaction with Blue Ridge in February 2019, we are no longer a controlled company within the meaning of the NYSE’s corporate governance standards.

Available Corporate Governance Materials

The following materials are available on the Company’s website at www.montageresources.com in the “Corporate Governance” subsection under the “Investors” section:

•	Charter of the Audit Committee of the Board;
•	Charter of the Compensation Committee of the Board;
•	Charter of the Nominating and Governance Committee of the Board;
•	Corporate Code of Business Conduct and Ethics; and
•	Corporate Governance Guidelines.

Stockholders may obtain a copy, free of charge, of each of these documents by sending a written request to Montage Resources Corporation, Attention: Investor Relations, 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039.

Communications with Our Board

Stockholders and other interested parties may communicate with our directors, including our non-management directors, individually or as a group, by writing to Paul M. Johnston, Executive Vice President, General Counsel and Corporate Secretary, at our principal executive offices, 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039. Stockholders and other interested parties may submit such communications on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Communication with Directors” and clearly identifying the intended recipient(s) of the communication.

The Company’s General Counsel will review each communication and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, then the Company’s General Counsel may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.

Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. The Company’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, the Company’s policies or its Corporate Code of Business Conduct and Ethics.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Named Executive Officers

The following table sets forth our “Named Executive Officers” for 2018. As an emerging growth company (as such term is defined in the Jumpstart Our Business Startups Act) we have opted to comply with the executive compensation disclosure rules in Item 402 of Regulation S-K applicable to “smaller reporting companies” (as such term is defined in Item 10(f) of Regulation S-K), which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer.

Name	Principal Position
Benjamin W. Hulburt	Former Chairman, President and Chief Executive Officer
Matthew R. DeNezza	Former Executive Vice President and Chief Financial Officer
Christopher K. Hulburt	Former Director, Executive Vice President, Secretary and General Counsel

Please see “Directors and Executive Officers” for a description of our current executive officers, which differ from our Named Executive Officers.  In connection with the consummation of the business combination transaction with Blue Ridge on February 28, 2019, Benjamin W. Hulburt resigned as the Company’s Chairman, President and Chief Executive Officer, Matthew R. DeNezza resigned as the Company’s Executive Vice President and Chief Financial Officer, and Christopher K. Hulburt resigned as the Company’s Executive Vice President, Secretary and General Counsel.

Summary Compensation Table

The following table summarizes information relating to the compensation earned by our Named Executive Officers for services rendered in all capacities during the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary	Bonus(1)	Equity Awards(2)	All Other Compensation(3)	Total
Benjamin W. Hulburt	2018	$609,693	$612,000	$1,412,547	$30,299	$2,664,539
(Former Chairman, President and Chief Executive Officer)	2017	$592,991	$700,000	$2,709,027	$36,780	$4,038,798
	2016	$563,550	$281,775	$1,818,495	$37,720	$2,701,540

Matthew R. DeNezza	2018	$388,171	$331,194	$747,558	$30,387	$1,497,310
(Former Executive Vice President and Chief Financial Officer)	2017	$369,510	$430,294	$1,339,076	$32,334	$2,171,214
	2016	$317,050	$134,746	$809,838	$31,625	$1,293,259

Christopher K. Hulburt	2018	$345,493	$294,780	$623,884	$29,091	$1,293,248
(Former Director, Executive Vice President, Secretary	2017	$335,192	$390,332	$1,194,882	$39,248	$1,959,654
and General Counsel)	2016	$315,000	$126,000	$794,756	$38,014	$1,273,770

(1) For 2018, each of our Named Executive Officers earned a cash bonus, which was paid in March, 2019.

(2) For 2018, represents 27,697, 14,658 and 12,233 restricted stock units and 27,697, 14,658, and 12,233 performance stock units granted to Benjamin W. Hulburt, Matthew R. DeNezza, and Christopher K. Hulburt, respectively (the unit awards described above reflect adjustments with respect to the 15-to-1 reverse stock split that occurred on February 28, 2019). The dollar amount reflects the aggregate grant date fair value of restricted stock units computed in accordance with FASB Topic 718. Performance stock units were valued using a Monte Carlo simulation and assume a target payout. The Monte Carlo model utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award. Please see Note 9 to our audited financial statements for the year ended December 31, 2018, which are included in our Annual Report, for more information.

(3) Includes 401(k) match, health and life insurance benefits, and cell phone allowance.

Narrative Disclosure to Summary Compensation Table

The following describes material features of our Named Executive Officers’ compensation disclosed in the Summary Compensation Table above.

Base Salary

Each Named Executive Officer’s base salary was a fixed component of compensation for each year for performing specific job duties and functions. In August 2017, we entered into amended and restated employment agreements with our Named Executive Officers which set the base salaries for such individuals for the remainder of 2017 at amounts recommended by our independent compensation consultant in light of the base salaries of executives in our peer groups. Under the terms of the employment agreements, the Board or a designated committee could increase the Named Executive Officers’ base salaries.  The Named Executive Officers’ base salaries increased during the 2018 calendar year by $12,000, $7,640, and $6,800, for Messrs. B. Hulburt, DeNezza and C. Hulburt, respectively.

Annual Cash Bonuses

For 2018, we paid cash bonuses to each of our Named Executive Officers. The bonus amounts were equal to 100% of Mr. B. Hulburt’s, 85% of Mr. DeNezza’s, and 85% of Mr. C. Hulburt’s respective salaries for 2018. These bonuses were paid 100% in cash in March, 2019. See “—Additional Narrative Disclosure—Separation and Release Agreements” below for more information.

Separation and Release Agreements

On August 24, 2018, in connection with our entry into the Merger Agreement, we entered into separation and release agreements with our Named Executive Officers.  Pursuant to these separation and release agreements, the Named Executive Officers resigned as employees and officers of the Company effective as of the date of consummation of our business combination transaction with Blue Ridge on February 28, 2019.  See “—Additional Narrative Disclosure—Separation and Release Agreements” below for a description of the benefits paid or provided to our Named Executive Officers under their respective separation and release agreements.

Long-Term Incentive Plan

During 2018, the Compensation Committee granted restricted stock unit awards and performance stock unit awards to our Named Executive Officers as part of the Company’s long-term incentive plan. Messrs. B. Hulburt, DeNezza, and C. Hulburt received 27,697, 14,658, and 12,233 restricted stock units and 27,697, 14,658, and 12,333 performance stock units, respectively (the unit awards described above reflect adjustments with respect to the 15-to-1 reverse stock split that occurred on February 28, 2019).

The restricted stock unit awards were granted on February 23, 2018 and were subject to vesting in three equal installments on February 23, 2019, February 23, 2020, and February 23, 2021, respectively, subject to accelerated vesting in the event of a change in control or upon death, disability, or retirement of such Named Executive Officer.

The performance stock unit awards were granted on February 23, 2018. The vesting of the units was subject to the satisfaction of certain performance criteria during the period beginning January 1, 2018 and ending December 31, 2020, subject to accelerated vesting in the event of a change in control or upon death, disability, or retirement of such Named Executive Officer.

Pursuant to the separation and release agreements we entered into with each of our Named Executive Officers in connection with our business combination transaction with Blue Ridge, all unvested restricted stock unit awards and a portion of unvested performance stock unit awards for Messrs. B. Hulburt, DeNezza, and C. Hulburt were automatically vested on February 28, 2019.  See “—Additional Narrative Disclosure—Separation and Release Agreements” for more information.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table summarizes the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2018.  The share numbers and per share price described below reflect adjustments with respect to the 15-to-1 reverse stock split that occurred on February 28, 2019.

	Stock Awards
Name	Number of shares or units of stock that have not vested (#) (1), (4)	Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (3), (4)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Benjamin W. Hulburt	64,672	$1,018,578	96,760	$1,523,976
Matthew R. DeNezza	32,445	$511,013	47,291	$744,832
Christopher K. Hulburt	28,474	$448,472	42,508	$669,496

(1) Represents (i) restricted stock units that were granted on February 23, 2018 and vest in three equal installments on February 23, 2019, February 23, 2020 and February 23, 2021, respectively, (ii) restricted stock units that were granted on February 24, 2017 and vest in three equal installments on February 24, 2018, February 24, 2019 and February 24, 2020, respectively, and (iii) restricted stock units that were granted on April 22, 2016 and vested in three equal installments on April 22, 2017, April 22, 2018 and April 22, 2019, respectively, in each case, subject to accelerated vesting in the event of a change in control or upon death, disability or retirement of such Named Executive Officer.

(2) Amounts disclosed in this column were calculated by multiplying the number of outstanding stock awards held by each of the Named Executive Officers on December 31, 2018, by the closing price of our common stock on the NYSE on December 31, 2018, which was $15.75 per share (as adjusted for the 15-to-1 reverse stock split).

(3) Represents (i) performance stock units which were granted on February 23, 2018, the vesting of which was subject to the satisfaction of certain performance criteria during the period beginning January 1, 2018 and ending December 31, 2020, (ii) performance stock units which were granted on February 24, 2017, the vesting of which was subject to the satisfaction of certain performance criteria during the period beginning January 1, 2017 and ending December 31, 2019 and (iii) performance stock units which were granted on April 22, 2016, the vesting of which was subject to the satisfaction of certain performance criteria during the period beginning January 1, 2016 and ending December 31, 2018, in each case, subject to accelerated vesting in the event of a change in control or upon death, disability or retirement of such Named Executive Officer. The amounts shown assume target payout.

(4) Pursuant to the separation and release agreements we entered into with each of our Named Executive Officers in connection with our business combination transaction with Blue Ridge, all unvested restricted stock units and a portion of the performance stock units for Messrs. B. Hulburt, DeNezza, and C. Hulburt were automatically vested on February 28, 2019.  See “—Additional Narrative Disclosure—Separation and Release Agreements.”

Equity Compensation Plan Information

The following table provides information about our common stock subject to our equity compensation plan as of December 31, 2018.  The share numbers described below reflect adjustments with respect to the 15-to-1 reverse stock split that occurred on February 28, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	580,549	(2)	—	476,391	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	580,549	(2)	—	476,391	(3)

(1) Represents our 2014 Long-Term Incentive Plan.  The total number of shares authorized for issuance under our 2014 Long-Term Incentive Plan is 1,666,667.

(2) Of this total, 233,960 were restricted stock units and 346,589 were performance stock units (assuming performance at the target level).  As of April 1, 2019, this total number was 186,057, of which 120,553 were restricted stock units and 65,504 were performance stock units (assuming performance at the target level).

(3) As of April 1, 2019, this number was 405,982.  The awards under our 2014 Long-Term Incentive Plan may be granted in the form of bonus stock, restricted stock, restricted stock units, options, stock appreciation rights, performance awards, annual incentive awards and other stock-based awards.

Additional Narrative Disclosure

Retirement Benefits

We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), under which employees are allowed to contribute portions of their compensation to a tax-qualified retirement account. Under our 401(k) plan, we provide matching contributions equal to 100% of the first 6% of employees’ eligible compensation contributed to the plan.

Separation and Release Agreements

On August 24, 2018, in connection with our entry into the Merger Agreement, we entered into separation and release agreements with our Named Executive Officers.  The separation and release agreements provided for the following (all unit counts are described on a pre-reverse stock split basis):

•

Separation and Release Agreement with Benjamin W. Hulburt, former Chairman, President and Chief Executive Officer. Pursuant to the separation and release agreement, Mr. Hulburt agreed that his employment would terminate on the closing of the business combination transaction with Blue Ridge, and agreed (upon such closing) to resign from the Board.  Under the agreement, Mr. Hulburt received, among other things, (i) accrued benefits, including unpaid but earned base salary through his separation date, benefits or compensation due to him under our benefits plans, unreimbursed business expenses and continuing indemnification rights; (ii) a cash severance payment of $3,672,000, which was equal to three times the sum of his base salary as of the separation date and his 2018 target bonus; (iii) $612,000, representing his bonus for 2018 (equal to his 2018 target bonus amount); (iv) $98,926, representing a pro rata target annual bonus (based on his 2018 target bonus amount) equal to the product of $612,000 and the percentage of days that elapsed in the 2019 calendar year through his separation date; (v) the accelerated vesting of 1,224,021 outstanding and unvested performance stock units (on a pre-reverse stock split basis), with his remaining outstanding and unvested performance units being forfeited and cancelled; (vi) the accelerated vesting of 970,081 outstanding and unvested restricted stock units (on a pre-reverse stock split basis); (vii) a cash payment of $27,514, representing the value of accrued but unused paid time off (without regard to any annual accrual limits); and (viii) if Mr. Hulburt elects coverage under our group health plans under COBRA, reimbursement for the monthly premiums for such coverage for a period of up to 18 months. With the exception of the accrued benefits, our obligation to make the payments described above was conditioned upon Mr. Hulburt’s signing and non-revocation of a release of claims and compliance with certain restrictive covenants contained in his employment agreement and in the separation and release agreement.  The severance payments and benefits under the separation and release agreement were received in lieu of the payments and benefits that would have been received under Mr. Hulburt’s employment agreement for termination without cause.

•

Separation and Release Agreement with Matthew R. DeNezza, former Executive Vice President and Chief Financial Officer. Pursuant to the separation and release agreement, as amended, Mr. DeNezza agreed that his employment would terminate on the closing of the business combination transaction with Blue Ridge. Under the agreement, Mr. DeNezza received, among other things, (i) accrued benefits, including unpaid but earned base salary through his separation date, benefits or compensation due to him under our benefits plans, unreimbursed business expenses and continuing indemnification rights; (ii) a cash severance payment of $1,441,668, which was equal to two times the sum of his base salary as of the separation date and his 2018 target bonus; (iii) $331,194, representing his bonus for 2018 (equal to his 2018 target bonus amount); (iv) $53,545, representing a pro rata target annual bonus (based on his 2018 target bonus amount) equal to the product of $331,194 and the percentage of days that elapsed in the 2019 calendar year through his separation date; (v) the accelerated vesting of 593,282 outstanding and unvested performance stock units (on a pre-reverse stock split basis), with his remaining outstanding and unvested performance units being forfeited and cancelled; (vi) the accelerated vesting of 486,684 outstanding and unvested restricted stock units (on a pre-reverse stock split basis); (vii) a cash payment of $48,426, representing the value of accrued but unused paid time off (without regard to any annual accrual limits); and (viii) if Mr. DeNezza elects coverage under our group health plans under COBRA, reimbursement for the monthly premiums for such coverage for a period of up to 18 months. With the exception of the accrued benefits, our obligation to make the payments described above was conditioned upon Mr. DeNezza’s signing and non-revocation of a release of claims and compliance with certain restrictive covenants contained in his employment agreement and in the separation and release agreement.  The severance payments and benefits under the separation and release agreement were received in lieu of the payments and benefits that would have been received under Mr. DeNezza’s employment agreement for termination without cause.

•

Separation and Release Agreement with Christopher K. Hulburt, former Executive Vice President, Secretary and General Counsel. Pursuant to the separation and release agreement, Mr. Hulburt agreed that his employment would terminate on the closing of the business combination transaction with Blue Ridge, and agreed (upon such closing) to resign from the Board.  Under the agreement, Mr. Hulburt received, among other things, (i) accrued benefits, including, unpaid but earned base salary through his separation date, benefits or compensation due to him under our benefits plans, unreimbursed business expenses and continuing indemnification rights; (ii) a cash severance payment of $1,283,160, which was equal to two times the sum of his base salary as of the separation date and his 2018 target bonus; (iii) $294,780, representing his bonus for 2018 (equal to his 2018 target bonus amount); (iv) $47,649, representing a pro rata target annual bonus (based on his 2018 target bonus amount) equal to the product of $294,780 and the percentage of days that elapsed in the 2019 calendar year through his separation date; (v) the accelerated vesting of 536,895 outstanding and unvested performance stock units (on a pre-reverse stock split basis), with his remaining outstanding and unvested performance units being forfeited and cancelled; (vi) the accelerated vesting of 427,122 outstanding and unvested restricted stock units (on a pre-reverse stock split basis); (vii) a cash payment of $34,932, representing the value of accrued but unused paid time off (without regard to any annual accrual limits); and (viii) if Mr. Hulburt elects coverage under our group health plans under COBRA, reimbursement for the monthly premiums for such coverage for a period of up to 18 months. With the exception of the accrued benefits, our obligation to make the payments described above was conditioned upon Mr. Hulburt’s signing and non-revocation of a release of claims and compliance with certain restrictive covenants contained in his employment agreement and in the separation and release agreement.  The severance payments and benefits under the separation and release agreement were received in lieu of the payments and benefits that would have been received under Mr. Hulburt’s employment agreement for termination without cause.

Compensation of Directors

The Compensation Committee periodically reviews the compensation levels and practices for our non-employee directors. As described under “Non-Employee Director Compensation Policy” below, the Company implemented a new compensation program for non-employee directors starting during 2019.

During 2018, under the Company’s previous Non-Employee Director Compensation Program, all of our non-employee directors were entitled to receive the following:

•	an annual cash retainer of $75,000 ($90,000 for the Chairman of our Audit Committee and $85,000 our Lead Independent Director) paid quarterly in equal installments; and
•	an annual equity grant of restricted stock equal in value to approximately $130,000, vesting in full on the first anniversary of the date of grant.

As permitted by the terms of our Non-Employee Director Compensation Program, our non-employee directors who were affiliated with EnCap had declined to receive an annual cash retainer or an annual equity grant of restricted stock during 2018.

Each director was also reimbursed for his reasonable out-of-pocket expenses associated with the attendance of meetings and activities of our Board or its committees.

Benjamin W. Hulburt and Christopher K. Hulburt were members of our Board during 2018 but were employed by us and, as such, received no additional compensation for their service on our Board.

On May 16, 2018, we awarded 5,158 shares of common stock under our 2014 Long-Term Incentive Plan to each of our non-employee directors who were not affiliated with EnCap (i.e., Messrs. Albert, Paterson and Winkler), representing such director’s annual equity grant for 2018.  For Messrs. Albert and Paterson, the shares of restricted stock subject to such grants are scheduled to vest in full on May 16, 2019, which is the first anniversary date of the grant. The share numbers described above reflect adjustments with respect to the 15-to-1 reverse stock split that occurred on February 28, 2019.

In addition, during 2018, Messrs. Albert, Paterson, and Winkler also served on a special Transaction Committee of our Board in connection with the Company’s review of strategic alternatives in 2018.  During 2018, Messrs. Albert, Paterson, and Winkler each received fees of $16,555 as compensation for their services on such special Transaction Committee and Mr. Albert also received an additional fee of $11,036 for serving as the Chair of such special Transaction Committee.

Director Compensation Table

The following table summarizes the compensation earned by our non-employee directors in 2018. Benjamin W. Hulburt and Christopher K. Hulburt, our former Chairman, President and Chief Executive Officer, and Executive Vice President, Secretary and General Counsel, respectively, did not receive any compensation for their services as directors during 2018. Please refer to the Summary Compensation Table above for the compensation received by Benjamin W. Hulburt and Christopher K. Hulburt for their services as executive officers during 2018.

Name	Fees Earned(1)	Stock Awards(2)	Total
Randall M. Albert	$112,591	$130,000	$242,591
Mark E. Burroughs, Jr.	$—	$—	$—
Richard D. Paterson	$106,555	$130,000	$236,555
D. Martin Phillips	$—	$—	$—
Douglas E. Swanson, Jr.	$—	$—	$—
Joseph C. Winkler	$91,555	$130,000	$221,555
Robert L. Zorich	$—	$—	$—

(1) Represents (i) the annual cash retainer paid to each of our non-employee directors who were not affiliated with EnCap under our Non-Employee Director Compensation Program for 2018, and (ii) fees received during 2018 by such directors as compensation for their services on a special Transaction Committee of the Board in connection with the Company’s review of strategic alternatives.

(2) These amounts were calculated based on the closing market price for our shares on the NYSE on the date of grant.

Non-Employee Director Compensation Policy

The Company implemented a new Non-Employee Director Compensation Policy effective as of February 28, 2019, the date of the consummation of our business combination transaction with Blue Ridge.  Under the new policy, the Company will pay each non-employee director an annual retainer in the amount of $75,000 as compensation for the director’s service on the Board.  The Company will also pay the non-employee director serving as the Chairman of the Audit Committee an additional annual retainer of $25,000, pay the non-employee director serving as the Chairman of the Compensation Committee an additional annual retainer of $20,000, and pay the non-employee director serving as the Chairman of the Nominating and Governance Committee an additional annual retainer of $20,000 as compensation for the directors’ services as Chairmen of these Committees.  Additionally, the Company will pay the non-employee director serving as the Chairman of the Board an additional annual retainer of $50,000 for that director’s services in such role.

A non-employee director may elect, subject to the requirements of the policy, to receive payment of his or her annual retainer(s) in shares of our common stock (subject to availability under our long-term incentive plan) based on the closing price of our common stock on the NYSE on the date cash would otherwise be payable.  Otherwise, the annual retainers are payable in cash.  Shares of common stock issued in respect of a non-employee director’s annual retainer(s) are not subject to any vesting period.  In addition, each non-employee director elected or re-elected as a director at an annual meeting of stockholders will be granted an award of restricted common stock (with a one-year vesting period) with an aggregate value of $100,000 (subject to availability under our long-term incentive plan) based on the closing price of our common stock on the NYSE on the date of grant.

Each director is also reimbursed for his reasonable out-of-pocket expenses associated with the attendance of meetings and activities of our Board or its committees.

For 2019, our non-employee directors who are affiliated with EnCap have chosen to receive an annual retainer and an annual equity grant of restricted stock, but have elected to receive their annual retainer(s) in shares of our common stock in lieu of cash.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers and directors and persons who own more than 10% of our common stock are required to file reports with the SEC disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on our review of reports furnished to us and written representations that we have received, we believe that all required reports were timely filed during 2018 except as follows: (i) Mr. Roy Steward was late in filing one Form 4 involving seven transactions; (ii) Messrs. Albert, Paterson and Winkler were each late in filing one Form 4, in each case involving one transaction; and (iii) Mr. Todd Bart was late in filing a Form 3 to report his initial holdings of common stock and performance stock units.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

The Board has determined that the Nominating and Governance Committee is best suited to review and approve or ratify transactions with related persons, in accordance with our written policy governing related party transactions. A “related party transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries, on the one hand, and either (i) a related person, (ii) a person that was a related person less than 12 months prior to the transaction, arrangement or relationship, or (iii) an entity in which a related person has a direct or indirect material interest, on the other hand, are participants, and in which the amount involved exceeds $120,000. A “related person” means any of our directors or executive officers, any nominee to our Board, any beneficial owner of more than five percent of our common stock, any of the foregoing person’s immediate family members, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership. Pursuant to this policy, the Nominating and Governance Committee reviews all material facts of all related party transactions, including the terms of the transaction and the nature of the related person’s interest in the transaction.

Related Person Transactions

Flight Charter Services

During 2018, we incurred approximately $600,000 related to flight charter services provided by BWH Air, LLC and BWH Air II, LLC, which are owned by our former Chairman, President and Chief Executive Officer. The fees were paid in accordance with a standard service contract that did not obligate us to any minimum terms.  We are no longer utilizing any flight charter services under this arrangement.

Flat Castle Acquisition

On January 18, 2018, Eclipse Resources-PA, LP, a wholly owned subsidiary of the Company, completed its acquisition of certain oil and gas leases, wells and other oil and gas rights and interests covering approximately 44,500 net acres located in the counties of Tioga and Potter in the Commonwealth of Pennsylvania (such transaction, the “Flat Castle Acquisition”) from Travis Peak Resources, LLC (“Travis Peak”).  The aggregate adjusted purchase price for the Flat Castle Acquisition was $92.2 million, which was paid entirely in shares of the Company’s common stock.

Travis Peak is an affiliate of EnCap. EnCap has representatives on the Board. The Flat Castle Acquisition was approved by a Special Committee of our Board, which committee consisted solely of independent and disinterested directors.

ITEM TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019. Grant Thornton LLP has audited the Company’s and its predecessor’s financial statements since 2011. The audit of the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2018 was completed by Grant Thornton LLP on March 15, 2019.

The Board is submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as the Company’s independent registered public accounting firm. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The stockholders’ ratification of the appointment of Grant Thornton LLP does not limit the authority of the Audit Committee to change the Company’s independent registered public accounting firm at any time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2019.

AUDIT MATTERS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Audit Committee Report

Pursuant to its charter, the Audit Committee’s primary purpose is to assist the Board in overseeing: (i) the Company’s accounting and financial reporting processes and the integrity of its financial statements;  (ii) the audits of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s independent auditors; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the performance of the Company’s internal audit function, internal accounting controls, disclosure controls and procedures and internal control over financial reporting; and (v) the Company’s compliance with ethical standards adopted by the Company.  The specific duties of the Audit Committee include the duty to (a) oversee the appointment, compensation, retention, termination, evaluation and oversight of the work of the independent registered public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company; (b) preapprove all audit, review, attest and permissible non-audit services (including any permissible internal control-related services) to be provided to the Company or its subsidiaries by the independent auditors; (c) annually review the qualifications and independence of the independent registered public accounting firm’s senior personnel that are providing services to the Company; (d) review with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements, earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies; (e) oversee the Company’s internal audit; (f) review with management the Company’s major financial risk exposures; (g) prepare the report of the Audit Committee for inclusion in the Company’s proxy statement; and (h) annually review and reassess its performance and the adequacy of its charter.

While the Audit Committee has the responsibilities and powers set forth in its charter, and the Company’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s management and independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2018 be included in the Form 10-K, which was filed with the SEC on March 15, 2019. The Audit Committee also selected Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by the Company’s management and independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that (i) the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, (ii) the Company’s financial statements are presented in accordance with generally accepted accounting principles, or (iii) Grant Thornton LLP is in fact independent.

Members of the Audit Committee:

Richard D. Paterson (Chairman)

Randall M. Albert

Michael C. Jennings

Audit and Other Fees

The table below sets forth the aggregate fees and expenses billed by Grant Thornton LLP, the Company’s independent registered public accounting firm, for the last two fiscal years to the Company:

	For the Fiscal Years Ended December 31,
	2017	2018
Audit Fees (1):
Audit and Quarterly Reviews	$711,334	$691,516
Other Filings	25,000	87,070
Subtotal	736,334	778,586
Audit Related Fees (2)	—	—
Tax Fees (3)	99,250	102,000
All Other Fees	—	—
Total	$835,584	$880,586

(1) Includes professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2) This category would include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.  No such fees were incurred during 2017 or 2018.

(3) Includes fees associated with tax compliance, tax advice, and tax planning.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Grant Thornton LLP’s independence and has concluded that it is consistent.

The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee is responsible for the engagement of the independent auditor to provide permissible non-audit services, which require pre-approval by the Audit Committee (other than with respect to de minimis exceptions described in the rules of the NYSE or the SEC that are approved by the Audit Committee).

ITEM THREE: APPROVAL OF THE MONTAGE RESOURCES CORPORATION 2019 LONG-TERM INCENTIVE PLAN

In April 2019, our Board adopted, subject to stockholder approval, the Montage Resources Corporation 2019 Long-Term Incentive Plan, which we refer to as the “LTIP,” and has directed that it be submitted for the approval of our stockholders. The LTIP will become effective on the date it is approved by our stockholders. Upon approval of the LTIP, our 2014 Long-Term Incentive Plan will terminate and no additional awards will be granted under that plan; provided that awards outstanding under our 2014 Long-Term Incentive Plan as of the date the LTIP becomes effective will remain in full force and effect under our 2014 Long-Term Incentive Plan according to their respective terms. For information regarding awards outstanding under our 2014 Long-Term Incentive Plan, see “Executive Compensation and Other Information – Outstanding Equity Awards at 2018 Fiscal Year-End – Equity Compensation Plan Information.”

Based on the requested number of shares of common stock to be reserved under the LTIP, we expect that the requested share reserve will cover awards under the LTIP for approximately three years. We believe the estimated duration of the requested share reserve is reasonable for a company of our size in our industry.

Our executive officers and directors are eligible to receive awards under the LTIP and therefore have an interest in this proposal.  If the LTIP is not approved by our stockholders, our 2014 Long-Term Incentive Plan will continue to be in full force and effect in accordance with its existing terms, and we may continue to grant equity awards under our 2014 Long-Term Incentive Plan.  However, as noted below under “– Reasons for the LTIP,” we do not believe the number of shares of common stock currently available under our 2014 Long-Term Incentive Plan is sufficient to meet our anticipated near-term needs.

We request that our stockholders approve the LTIP. The affirmative vote of a majority of the votes cast on this proposal will be required to approve the LTIP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

On April 24, 2019, the last sale price of our common stock on the NYSE was $12.31 per share.

Reasons for the LTIP

Our Board believes that long-term equity awards are an extremely important way to attract and retain key employees, including a talented management team, and further align the employees’ and management’s interest with those of our stockholders.  Our Board also believes that long-term equity compensation is essential to link executive compensation with long-term stockholder value creation.  Since our equity awards generally vest over several years, the value ultimately realized from these awards depends on the long-term value of our common stock.  We strongly believe that granting equity awards motivates employees to think and act like owners, rewarding them when value is created for stockholders.  As a result, equity compensation represents a significant portion of the total compensation package for our key employees.

As of April 1, 2019, 405,982 shares of our common stock remained available for future grants of awards under our 2014 Long-Term Incentive Plan assuming performance of outstanding performance stock units at the target level.  Our Board believes the number of shares of common stock currently available for awards under our 2014 Long-Term Incentive Plan is insufficient to meet our anticipated needs through the date of our 2020 annual meeting of stockholders.  Accordingly, in April 2019, our Board adopted the LTIP, subject to stockholder approval, and reserved 2,650,000 shares of our common stock for issuance pursuant to grants of awards thereunder.  As noted above, we expect that this amount of reserved shares will cover awards under the LTIP for approximately three years.

Summary of the LTIP

Set forth below is a summary of the material terms of the LTIP.  This summary, however, does not purport to be a complete description of all of the provisions of the LTIP, and is qualified in its entirety by the full text of the LTIP, which is attached to this Proxy Statement as Appendix A and incorporated herein by reference.

General

The LTIP provides us with the flexibility to make grants of stock options (both incentive stock options and nonqualified options), restricted stock, restricted stock units, dividend equivalents, performance awards, annual incentive awards, bonus stock awards, or other stock-based awards.  All officers and employees of the Company or our subsidiaries, as well as other individuals who provide services to us or our subsidiaries (including directors), are eligible to receive awards under the plan.  As of April 1, 2019, the eligible individuals included approximately 256 employees, nine non-employee directors and at least approximately 40 advisors, agents and consultants.  The LTIP will expire upon the earliest of (i) its termination by our board of directors, (ii) the date common stock is no longer available under the plan for grants of awards, or (iii) the day prior to the tenth anniversary of the date the LTIP is approved by our stockholders.  Shares that may be granted under the LTIP are subject to the availability of shares in the share pool.

Administration of the LTIP

The LTIP is administered by the Board or a subcommittee thereof (the “Plan Committee”). Under the terms of the LTIP, the Plan Committee has the power to: (i) adopt, amend, and rescind administrative and interpretative rules and regulations relating to the LTIP; (ii) determine which eligible individuals will be granted awards under the LTIP and the time or times at which such awards will be granted; (iii) determine the amount of cash and/or the number of shares of common stock that will be subject to each award under the LTIP; (iv) determine the terms and provisions of each award agreement; (v) accelerate the time of vesting or exercisability of any award that has been granted under the LTIP; (vi) construe the respective award agreements and the LTIP; (vii) make determinations of the fair market value of the common stock pursuant to the LTIP; (viii) delegate its duties under the LTIP (including, but not limited to, the authority to grant awards) to such agents as it may appoint from time to time; (ix) subject to the terms of the LTIP, terminate, modify, or amend the LTIP; and (x) make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the LTIP, including the delegation of those ministerial acts and responsibilities as our Plan Committee deems appropriate.  All awards granted under the LTIP are subject to any compensation recoupment policy that the Company may adopt from time to time.

Shares Available for Awards Under the LTIP

A total of 2,650,000 shares of our common stock are available for grants of awards under the LTIP (subject to adjustment as described below). To the extent that an award issued under the LTIP terminates, expires, lapses for any reason, or is settled in cash, any shares of common stock subject to the award will again be available for issuance under the LTIP.  Shares of common stock tendered by a participant or withheld by the Company to satisfy the exercise price or tax withholding obligation pursuant to any award will not be added to the shares of common stock authorized for issuance under the LTIP.  The common stock delivered pursuant to such awards may be common stock acquired in the open market or acquired from any affiliate or other person, or any combination of the foregoing, as determined in the discretion of the Plan Committee.

The LTIP further provides that, notwithstanding any provision to the contrary in the LTIP or in any policy of the Company regarding compensation payable to a non-employee director, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards payable in stock and the maximum amount that may become payable pursuant to all cash-based awards that may be granted under the LTIP to an individual as compensation for services as a non-employee director, together with cash compensation paid to the non-employee director in the form of Board and committee retainer, meeting, or similar fees, during any calendar year shall not exceed $750,000.

The LTIP provides that if we effect a subdivision or consolidation or an extraordinary cash dividend on the shares of our common stock, the number of shares of stock subject to the award and the purchase price thereunder (if applicable) will be proportionately adjusted.  If we recapitalize, reclassify, or otherwise change our capital structure, outstanding awards will be adjusted so that the award will thereafter cover the number and class of shares to which the holder would have been entitled if he had been the holder of record of the shares covered by such award immediately prior to the recapitalization, reclassification, or other change in our capital structure.  Further, the aggregate number of shares available under the LTIP may also be appropriately adjusted.

Types of LTIP Awards

At the discretion of our Plan Committee, awards under the LTIP may be granted in the forms described below. Each award will be evidenced by an award agreement setting forth the specific terms and conditions applicable to the award.

Options. The LTIP provides for the granting of incentive stock options or options that do not constitute incentive stock options. The Plan Committee determines the terms of any stock options granted under the LTIP, including the purchase price and when such options become vested and exercisable. The Plan Committee also determines the term of each option (up to a maximum term of 10 years), the time at which an option may be exercised, and the method by which payment of the purchase price may be made.  The maximum number of shares of common stock that may be issued pursuant to incentive stock options may not exceed 2,650,000.

Stock Appreciation Rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The Plan Committee determines the terms of any stock appreciation rights, including when such rights become vested and exercisable and whether to pay the appreciation in cash, in shares of our common stock, or a combination thereof. The term of each stock appreciation right may not exceed 10 years from the date of grant.

Restricted Stock. Pursuant to a grant of restricted stock, shares of our common stock may be issued or delivered to participants, subject to certain restrictions on the disposition thereof and certain obligations to forfeit the shares to us as may be determined in the discretion of the Plan Committee. The restrictions on disposition and the forfeiture restriction for restricted stock may lapse at such times and under such circumstances (including based on achievement of performance goals and/or future service requirements) or in such installments as the Plan Committee may determine.  The recipient may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares until the expiration of the restriction period.  However, upon the issuance of shares of our common stock pursuant to a restricted stock award, except as otherwise provided by the LTIP or determined by the Plan Committee, the holder will have all the rights of a holder of our common stock with respect to the shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares.  The Plan Committee may require or permit a participant to elect that any cash dividends paid on a share of restricted stock be automatically reinvested in additional shares of restricted stock, applied to the purchase of additional awards, or deferred without interest to the date of vesting of the associated restricted stock; provided, however, that any such dividends, additional shares of restricted stock or additional awards credited with respect to a share of restricted stock will be subject to the same vesting conditions applicable to such share of restricted stock and shall, if vested, be delivered or paid on the same date as such share of restricted stock vests or such later date as may be approved by the Plan Committee and set forth in the associated award agreement. Shares of common stock distributed in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to which such common stock or other property has been distributed.

Restricted Stock Units. A restricted stock unit is a notional share of our common stock that entitles the grantee to receive a share of our common stock upon the vesting of the restricted stock unit or, in the discretion of the Plan Committee, the cash equivalent to the value of a share of our common stock. The Plan Committee may determine to make grants of restricted stock units under the LTIP to participants containing such terms as it determines.  The Plan Committee determines the period over which restricted stock units granted to participants will vest.  Like restricted stock, restricted stock units may vest over time, pursuant to performance criteria, or based on a combination of service and performance.

Dividend Equivalents. The Plan Committee, in its discretion, may grant dividend equivalent rights (either tandem to other awards or on a stand-alone basis) that entitle the holder to receive cash, stock, or other awards equal to any dividends made on a specified number of shares of common stock; provided, however, that any such dividend equivalent rights credited with respect to an award will be subject to the same vesting conditions applicable to such award and shall, if vested, be delivered or paid on the same date as such award vests or such later date as may be approved by the Plan Committee and set forth in the award agreement for such award

Performance and Annual Incentive Awards. For awards granted under the LTIP that are based upon performance criteria specified by the Plan Committee, the Plan Committee will establish the maximum number of shares of common stock subject to, or the maximum value of, each performance award and the performance period over which the performance applicable to the award will be measured.  The Plan Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any award subject to performance conditions.  Performance goals may differ from participant to participant and from award to award. Payment of a performance award may be made in cash, shares of our common stock, or a combination thereof, as determined by the Plan Committee.  The Plan Committee may establish a performance pool, which will be an unfunded pool, for purposes of measuring the achievement of a performance goal or goals on one or more criteria set forth above during the given performance period. The Plan Committee may specify the amount of a performance pool as a percentage of any of such criteria, a percentage in the excess of a threshold amount, or as another amount which need not be linearly related to such criteria.

Bonus Stock Awards. Bonus stock awards are unrestricted shares of our common stock that are subject to such terms and conditions as the Plan Committee determines. They need not be subject to performance criteria or objectives or to forfeiture.

Other Stock-Based Awards. The Plan Committee, in its discretion, may also grant to participants an award denominated or payable in, referenced to, or otherwise based on or related to the value of our common stock.

Change in Control

The LTIP provides that, upon a “change in control” (as defined in the LTIP), the Plan Committee, in its sole discretion, may accelerate the vesting and exercise date of options and stock appreciation rights, cancel options and stock appreciation rights, and cause us to make payments in respect thereof in cash or adjust the outstanding options and stock appreciation rights as appropriate to reflect the change in control. In addition, under the LTIP, upon the occurrence of a change in control, the Plan Committee is permitted to fully vest any awards then outstanding (including restricted stock, restricted stock units, and performance awards) or make such other adjustments to awards as it deems appropriate.

Amendment and Termination of the LTIP

The Board is permitted to terminate the LTIP at any time with respect to any shares of our common stock for which awards have not been granted.  The Board is also permitted to alter or amend the LTIP or any part thereof or award thereunder from time to time; provided, that no change to the LTIP or such award may be made that would materially impair the rights of a participant without consent of the participant. To the extent any amendment to the LTIP requires stockholder approval pursuant to any applicable federal or state law or regulation or the rule of any stock exchange or automated quotation system on which our common stock may then be listed or quoted, including any increase in any share limitation, such amendment will be subject to the approval of our stockholders.

Federal Tax Aspects

The following is a brief summary of the federal income tax consequences applicable to awards granted under the LTIP based on federal income tax laws in effect on the date of this Proxy Statement.

This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular participant.  The summary does not discuss the tax laws of any state, municipality, or foreign jurisdiction, or the gift, estate, excise, payroll, or other tax laws other than federal income tax law.  This summary does not discuss the impact of Section 280G of the Code governing parachute payments or Section 409A of the Code governing nonqualified deferred compensation plans.  The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties.  Because circumstances may vary, we advise all participants to consult their own tax advisors under all circumstances.

Stock Options and Stock Appreciation Rights. A recipient of a stock option or stock appreciation right will not recognize taxable income upon the grant of those awards. For nonqualified stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.  The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally required period (currently more than two years from the date of grant and more than one year from the date of exercise).  If the shares are not held for the legally required period, the participant will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price.  Any additional gain recognized on the sale generally will be short-term or long-term capital gain.

We will not be entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless a participant makes a disqualifying disposition of the incentive stock option stock.  If a participant makes a disqualifying disposition, we will then, subject to limitations under applicable law, be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Under current IRS rulings, if a participant transfers previously held shares of our common stock (other than incentive stock option stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a nonqualified stock option or incentive stock option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the nonqualified stock option or incentive stock option exercise price (although a participant would still recognize ordinary compensation income upon exercise of a nonqualified stock option in the manner described above).  Moreover, that number of shares of our common stock received upon exercise which equals the number of shares of previously held common stock surrendered in satisfaction of the nonqualified stock option or incentive stock option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the nonqualified stock option or incentive stock option exercise price. Any additional shares of our common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above.

Restricted Stock Awards.  For restricted stock awards, unless vested or the recipient elects under Section 83(b) of the Code to be taxed at the time of grant or purchase, the recipient will not have taxable income upon the grant, but will recognize ordinary income upon vesting equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any).  Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.  Subject to limitations under applicable law, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

RSUs.  A holder of an RSU does not recognize taxable income when the RSU is granted.  When vested RSUs (and dividend equivalents, if any) are settled and distributed, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such stock units (if any).  Subject to limitations under applicable law, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Other Share-Based Awards.  The tax effects of other share-based awards will vary depending on the type, terms, and conditions of those awards.

Performance Awards.  No income generally will be recognized upon the grant of a performance award. Upon payment in respect of a performance award, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock or other property received. Subject to limitations under applicable law, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Section 162(m) and Limits on the Company’s Deductions.  Section 162(m) of the Code denies deductions to publicly held corporations for compensation paid to certain senior executives that exceeds $1,000,000.

New Plan Benefits

Participants in the LTIP will be selected in the discretion of the Compensation Committee from among our employees, directors, and consultants.  Thus, the benefits or amounts that will be received by or allocated to any individual or group generally are not determinable at this time.  Please see “Executive Compensation and Other Information—Summary Compensation Table” for information about awards made to our Named Executive Officers in the last year under our 2014 Long-Term Incentive Plan.

Equity Compensation Plan Information

See “Executive Compensation and Other Information – Outstanding Equity Awards at 2018 Fiscal Year-End – Equity Compensation Plan Information” above for information about our common stock subject to our equity compensation plan as of December 31, 2018.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MONTAGE RESOURCES CORPORATION 2019 LONG-TERM INCENTIVE PLAN.

ITEM FOUR: OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote the proxy in their discretion as they may deem appropriate, unless the proxy directs otherwise.

ADDITIONAL INFORMATION

Stockholder Proposals; Director Nominations

Any stockholder desiring to present a stockholder proposal at the Company’s 2020 Annual Meeting of Stockholders and to have the proposal included in the Company’s related proxy statement must send the proposal to Paul M. Johnston, Executive Vice President, General Counsel and Corporate Secretary, at our principal executive offices, 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039, so that it is received no later than January 3, 2020. All such proposals should be in compliance with SEC rules and regulations.  The Company will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

In addition, in accordance with our Bylaws, any stockholder entitled to vote at the Company’s 2020 Annual Meeting of Stockholders may propose business (other than proposals to be included in the Company’s proxy materials as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2020 Annual Meeting of Stockholders and/or nominate persons to serve on the Board at the 2020 Annual Meeting of Stockholders only if written notice of such stockholder’s intent is given in accordance with the requirements of our Bylaws. Such proposal must be submitted in writing at the address shown above, so that it is received between February 15, 2020 and March 16, 2020 (assuming the date of the 2020 Annual Meeting of Stockholders is not more than 30 days before nor more than 60 days after the first anniversary of the 2019 Annual Meeting of Stockholders).

Proxy Materials, Annual Report and Other Information

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 14, 2019:

THE notice of availability will be sent TO STOCKHOLDERS ON OR ABOUT MAY 2, 2019. A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, AND THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018 AND THE ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT WWW.MONTAGERESOURCES.COM IN THE “INVESTOR CENTER” SECTION.

APPENDIX A

MONTAGE RESOURCES CORPORATION

2019 LONG-TERM INCENTIVE PLAN

Table of Contents

ARTICLE I	GENERAL	A-1

Section 1.01	Background and Purpose	A-1
Section 1.02	Definitions	A-1
Section 1.03	Administration	A-3
(a)	Authority of the Committee	A-3
(b)	Manner of Exercise of Committee Authority	A-4
(c)	Limitation of Liability	A-4
Section 1.04	Stock Subject to Plan	A-4
(a)	Total Shares Available	A-4
(b)	Stock Offered	A-4
Section 1.05	Eligibility	A-4
Section 1.06	Award Limitations	A-4
(a)	Plan Limit on Awards of Incentive Stock Options	A-5
(b)	Annual Limit on Awards to Non-Employee Directors	A-5

ARTICLE II	AWARDS UNDER THE PLAN	A-5

Section 2.01	General	A-5
Section 2.02	Options	A-5
(a)	Exercise Price	A-5
(b)	Time and Conditions of Exercise	A-5
(c)	Payment	A-5
(d)	Exercise Term	A-5
(e)	ISOs	A-6
(f)	Prohibition on Repricing	A-6
Section 2.03	Stock Appreciation Rights	A-6
(a)	Right to Payment	A-6
(b)	Time and Conditions of Exercise	A-6
(c)	Prohibition on Repricing	A-6
Section 2.04	Restricted Stock	A-7
(a)	Restrictions	A-7
(b)	Rights as Stockholder	A-7
(c)	Certificates for Stock	A-7
(d)	Dividends and Splits	A-7
Section 2.05	Restricted Stock Units	A-7
Section 2.06	Dividend Equivalent Rights	A-7
Section 2.07	Stock or Other Stock-Based Awards	A-8
Section 2.08	Performance Awards	A-8

ARTICLE III	PROVISIONS APPLICABLE TO AWARDS	A-8

Section 3.01	Term of Awards	A-8
Section 3.02	Forfeiture Events	A-8
Section 3.03	No Rights as a Stockholder	A-8
Section 3.04	Form and Timing of Payment under Awards; Deferrals	A-8
Section 3.05	Existence of Plans and Awards	A-9
Section 3.06	Change of Control	A-9
(a)	General	A-9
(b)	Options and SARs	A-9
(c)	Dissolution or Liquidation	A-9
Section 3.07	Adjustments	A-9

A-i

A-ii

Article I

GENERAL

Section 1.01Purpose.  The purpose of the Montage Resources Corporation 2019 Long-Term Incentive Plan (the “Plan”) is to assist Montage Resources Corporation (the “Company”) and its Affiliates to attract, retain and motivate officers, directors, employees (including prospective employees) and consultants, and to promote the alignment of their interests with those of the Company’s stockholders.

Section 1.02Definitions.  Wherever the following terms are used they will have the meanings set forth below, unless the context clearly indicates otherwise:

(a)“Affiliate” means a corporation, partnership, business trust, limited liability company, or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is directly or indirectly owned by the Company.

(b)“Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Dividend Equivalent Right, Other Stock-Based Award or Performance Award, together with any other right or interest granted under the Plan to a Participant.

(c)“Award Agreement” means the written document or documents by which each Award is evidenced.

(d)“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.

(e)“Beneficiary” means one or more persons, trusts or other entities designated by a Participant, in his or her most recent written beneficiary designation filed with the Company (pursuant to a form prescribed by the Committee), to receive the benefits specified under the Plan upon such Participant’s death, or to which Awards or other rights are transferred as permitted under Section 3.09.  If upon a Participant’s death there is no designated Beneficiary or surviving designated Beneficiary, the term Beneficiary means the Participant’s estate.

(f)“Board” means the Company’s Board of Directors.

(g)“Change of Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following after the Effective Date:

(i)A transaction or series of related transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any subsidiary of the Company, any employee benefits plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or any “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company (collectively, “Excluded Persons”)) directly or indirectly becomes the Beneficial Owner of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities with respect to the election of directors of the Company; or

(ii)During any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board; provided, however, an individual who becomes a member of the Board subsequent to the beginning of the twenty-four (24) month period will be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors;

(iii)The consummation of a sale or disposition of all or substantially all the Company’s assets in one or a series of related transactions;

(iv)The consummation of a merger, consolidation, or reorganization of the Company or the acquisition of outstanding Stock and as a result of or in connection with such transaction (A) fifty percent (50%) or more of the outstanding Stock or the voting securities of the Company outstanding immediately prior thereto or the outstanding shares of common stock or the combined voting power of the outstanding voting securities of the surviving entity are owned, directly or indirectly, by any other person other than an Excluded Person, or (B) the voting securities of the Company outstanding immediately prior thereto do not immediately after such transaction continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization; or

(v)The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(h)“Code” means the Internal Revenue Code of 1986, as amended.  Any reference herein to a section of the Code includes any successor provision to such section.

(i)“Committee” means a committee of two or more directors designated by the Board to administer the Plan, and, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3, will be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3.

(j)“Company” has the meaning set forth in Section 1.01.

(k)“Dividend Equivalent Right” means a right granted under Section 2.06, which represents an unfunded and unsecured promise to pay to the recipient amounts equal to all or any portion of the regular cash dividends that would be paid on shares of Stock covered by an Award if such shares had been delivered pursuant to an Award.

(l)“Effective Date” has the meaning set forth in Section 3.21.

(m)“Eligible Person” means an individual described in Section 1.05.

(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)“Exercise Price” means (i) the case of Options, the price specified in the recipient’s Award Agreement as the price-per-share of Stock at which such share can be purchased pursuant to the Option, or (ii) in the case of SARs, the price specified in the recipient’s Award Agreement as the reference price-per-share of Stock used to calculate the amount payable upon settlement of the SAR.

(p)“Fair Market Value” means, with respect to Stock as of any specified date: (i) if the Stock is traded on a national securities exchange, the closing price of the Stock on the immediately preceding date (or if no sales occur on that date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter, the average between the reported high and low or closing bid and asked prices of the Stock on the most recent date on which Stock was publicly traded; (iii) if the Stock is not publicly traded, the amount determined by the Committee in its discretion in such manner as it deems appropriate; or (iii) if the specified date is the date of an initial public offering of Stock, the offering price under such initial public offering.  In all events, Fair Market Value will be determined pursuant to a method that complies with the requirements of section 409A of the Code.

(q)“Incentive Stock Option” or “ISO” means an Option that is intended to qualify for special Federal income tax treatment pursuant to sections 421 and 422 of the Code, and which is so designated in the applicable Award Agreement.

(r)“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its subsidiaries.

(s)“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(t)“Option” means a right granted to a Participant under Section 2.02 to purchase Stock at a specified price during specified time periods.

(u)“Other Stock-Based Award” means an Award granted to a Participant under Section 2.07.

(v)“Participant” means, as of a specified date, a person who holds an Award that is outstanding as of such specified date.

(w)“Performance Award” means a right, granted to a Participant under Section 2.08, to receive a cash payment, Stock or other Award based upon performance criteria specified by the Committee.

(x)“Plan” has the meaning set forth in Section 1.01.

(y)“Prior Plan” means the Montage Resources Corporation (f/k/a Eclipse Resources Corporation) 2014 Long-Term Incentive Plan, as amended.

(z)“Restricted Stock” means Stock granted to a Participant under Section 2.04 that is subject to certain restrictions and to a risk of forfeiture.

(aa)“Restricted Stock Unit” means an unfunded and unsecured right granted to a Participant under Section 2.05, to receive Stock, cash or a combination thereof at the end of a specified period, which right is subject to certain restrictions and to a risk of forfeiture.

(bb)“Rule 16b-3” means Rule 16b-3, promulgated by the Securities and Exchange Commission under section 16 of the Exchange Act, applicable to the Plan and Participants.

(cc)“Securities Act” means the Securities Act of 1933, as amended.

(dd)“Stock” means the Company’s common stock, par value $0.01 per share, and such other securities as may be substituted for Stock pursuant to Section 3.07.

(ee)“Stock Appreciation Right” or “SAR” means a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one share of Stock on the date of exercise over (ii) the exercise price of the SAR.

Section 1.03Administration.

(a)Authority of the Committee.  The Plan will be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” are deemed to be references to the “Board.”  The Committee has complete control over the administration of the Plan and has the authority in its sole discretion to (i) exercise all of the powers granted to it under the Plan, (ii) to the extent not inconsistent with the Plan, prescribe, amend and rescind rules and regulations relating to the Plan including rules governing its own operations, (iii) make all determinations necessary or advisable in administering the Plan, (iv) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (v)  grant Awards and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including setting forth provisions with regard to the termination of a recipient’s employment or service, (vi) accelerate the time or times at which an Award becomes vested, unrestricted or may be exercised, and (vii) waive or amend any goals, restrictions or conditions set forth in an Award Agreement, unless otherwise provided in the Award Agreement. The determinations of the Committee will be final, binding and conclusive.  By accepting any Award under the Plan, each Participant and each person claiming under or through him or her will be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Committee.

(b)Manner of Exercise of Committee Authority.  Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically).  Any action taken by written instrument signed by a majority of the Committee members, and action so taken, will be fully as effective as if it had been taken by a vote at a meeting.  The Committee may allocate among its members and delegate to any person who is not a member of the Committee, any of its powers, responsibilities or duties.  In delegating its authority the Committee will consider the extent to which any delegation may cause an Award to fail to meet the requirements of Rule 16b-3.

(c)Limitation of Liability.  The Committee and each member thereof will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan.  Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee will not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.  The foregoing right of indemnification is not exclusive of any other rights of indemnification to which the member or such other officer or employee may be entitled under the Company’s certificate of incorporation or bylaws, each as may be amended from time to time, or otherwise.

Section 1.04Stock Subject to Plan.

(a)Total Shares Available.  Subject to adjustment as provided in Section 3.07, the aggregate number of shares of Stock reserved and available for issuance under the Plan will be 2,650,000.  No Award may be granted if the number of shares of Stock to be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the aggregate number of shares of Stock to be delivered in connection with then-outstanding Awards.  To the extent that an Award terminates, expires, lapses for any reason, or is settled in cash, any shares of Stock subject to the Award shall again be available for issuance under the Plan. Shares of Stock tendered by a Participant or withheld by the Company to satisfy the exercise price or tax withholding obligation pursuant to any Award shall not be added to the shares of Stock authorized for issuance under the Plan.

(b)Prior Plan. On and after the Effective Date, no new awards may be granted under the Prior Plan, it being understood that awards outstanding under the Prior Plan as of the Effective Date shall remain in full force and effect under the Prior Plan according to their respective terms.

(c)Stock Offered.  The shares of Stock that may be delivered pursuant to Awards may be authorized but unissued Stock or authorized and issued Stock held in the Company’s treasury, or otherwise acquired for purposes of the Plan.

Section 1.05Eligibility.  Awards under the Plan may be made to current, former (solely with respect to their final year of service) and prospective officers, directors, employees, advisors, agents and consultants of the Company or an Affiliate as the Committee may select.

Section 1.06Award Limitations.  Except as provided under this Section 1.06, there is no limit on the amount of cash and securities (other than the overall Plan limit on shares of Stock as provided in Section 1.04) that may be subject to Awards to any Eligible Person under the Plan.

(a)Plan Limit on Awards of Incentive Stock Options.  Subject to adjustment as provided in Section 3.07, no more than 2,650,000 shares of Stock that can be delivered under the Plan may be deliverable pursuant to the exercise of Incentive Stock Options.

(b)Annual Limit on Awards to Non-Employee Directors.  Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a Non-Employee Director, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards payable in Stock and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted under the Plan to an individual as compensation for services as a Non-Employee Director, together with cash compensation paid to the Non-Employee Director in the form Board and Committee retainer, meeting or similar fees, during any calendar year shall not exceed $750,000.

Article II

AWARDS UNDER THE PLAN

Section 2.01General.  Options, SARs, Restricted Stock Units, Restricted Stock, Performance Awards, Dividend Equivalent Rights, Other Stock-Based Awards, or any combination thereof, may be granted to such Eligible Persons and for, covering or relating to, such number of shares of Stock as the Committee may determine.  Determinations made by the Committee under the Plan need not be uniform and Awards may be made selectively among Eligible Persons under the Plan, whether or not such Eligible Persons are similarly situated.

Section 2.02Options.  The Committee is authorized to grant Options to Eligible Persons on the following terms and conditions:

(a)Exercise Price.  The exercise price per share of Stock under an Option will be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 3.08) will not be less than the Fair Market Value per share of Stock on the date of grant (or in the case of an Incentive Stock Option granted to an individual who possesses more than 10 percent of the total combined voting power of all classes of stock of the Company or its parent or any subsidiary, 110% of the Fair Market Value per share of Stock on the date of grant).

(b)Time and Conditions of Exercise.  The Committee will determine the time or times at which an Option may be exercised in whole or in part. Except as otherwise determined by the Committee or provided in an Award Agreement or other written agreement between the Participant and the Company or an Affiliate, in the event that the employment of a Participant with the Company and its Affiliates (or the Participant’s service to the Company and its Affiliates) terminates for any reason, (i) all of the Participant’s Options that were exercisable on the date of such termination of employment or service will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of such termination, but in no event after the expiration date of the Options, and (ii) all of the Participant’s Options that were not exercisable on the date of such termination will be forfeited immediately; provided, however, that such Options may become fully vested and exercisable in the discretion of the Committee.

(c)Payment.  The Committee will determine the methods by which the exercise price of any Option may be paid, the form of payment, and the methods by which shares of Stock will be delivered or deemed to be delivered to a Participant upon his or her exercise of the Option.  As determined by the Committee at or after the date of grant of an Option, the payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual deliver or attestation) of previously-acquired shares of Stock based on the Fair Market Value of such Stock on the date of exercise, (iii) withholding of shares of Stock from the Option based on the Fair Market Value of such Stock on the date of exercise, (iv) broker-assisted market sales, or (v) any other cashless exercise arrangement.

(d)Exercise Term.  No Option granted under the Plan may be exercisable for more than ten years following the date of grant of the Option.

(e)ISOs.  The Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in section 424(f) of the Code).  The terms of any ISO granted under the Plan will comply in all respects with the provisions of section 422 of the Code.  ISOs may not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, the Fair Market Value of the shares of Stock subject to an ISO and the aggregate Fair Market Value of the shares of stock of any parent or subsidiary corporation (within the meaning of sections 424(e) and (f) of the Code) subject to any other ISO (within the meaning of section 422 of the Code) of the Company or a parent or subsidiary corporation (within the meaning of sections 424(e) and (f) of the Code) that first becomes purchasable by a Participant in any calendar year may not (with respect to that Participant) exceed $100,000, or such other amount as may be prescribed under section 422 of the Code.  Failure to comply with this provision will cause the excess to be reclassified as Nonqualified Stock Options in accordance with the Code.

(f)Prohibition on Repricing.  Except as otherwise provided in Section 3.07, without the prior approval of the stockholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for cash in an amount, or other Awards with a value, that exceeds the excess, if any, of the Fair Market Value of the shares of Stock subject to the Option at the time of the cancellation or exchange over the exercise price of such Option, or for Options or SARs with an exercise price that is less than the exercise price of the original Option, except as permitted in accordance with Section 3.06, and (iii) the Company may not repurchase an Option for value (in cash, substitutions, cash buyouts, or otherwise) from a Participant if the current Fair Market Value of the Stock underlying the Option is lower than the exercise price of the Option.

Section 2.03Stock Appreciation Rights.  The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(a)Right to Payment.  Upon the exercise of a SAR the Participant has the right to receive, for each share of Stock with respect to which the SAR is being exercised, the excess, if any, of (i) the Fair Market Value of one share of Stock on the date of exercise, over (ii) the exercise price of the SAR as determined by the Committee and set forth in the Award Agreement, which exercise price will not be less than the Fair Market Value of the Stock on the date of grant of the SAR.

(b)Time and Conditions of Exercise.  The Committee will determine the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and any other terms and conditions of the SAR.  Except as otherwise determined by the Committee or provided in an Award Agreement or other written agreement between the Participant and the Company or an Affiliate, in the event that the employment of a Participant with the Company and its Affiliates (or the Participant’s service to the Company and its Affiliates) terminates for any reason, (i) all of the Participant’s SARs that were exercisable on the date of such termination of employment or service will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of such termination, but in no event after the expiration date of the SARs, and (ii) all of the Participant’s SARs that were not exercisable on the date of such termination will be forfeited immediately; provided, however, that such SARs may become fully vested and exercisable in the discretion of the Committee.

(c)Prohibition on Repricing.  Except as otherwise provided in Section 3.07, without the prior approval of the stockholders of the Company: (i) the exercise price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled in exchange for cash in an amount, or other Awards with a value, that exceeds the excess, if any, of the Fair Market Value of the shares of Stock subject to the SAR at the time of the cancellation or exchange over the exercise price of such SAR, or for Options or SARs with an exercise price that is less than the exercise price of the original SAR, except as permitted in accordance with Section 3.06, and (iii) the Company may not repurchase a SAR for value (in cash, substitutions, cash buyouts, or otherwise) from a Participant if the current Fair Market Value of the Stock underlying the SAR is lower than the exercise price of the SAR.

Section 2.04Restricted Stock.  The Committee may grant Awards of Restricted Stock to Eligible Persons on the following terms and conditions:

(a)Restrictions.  Shares of Restricted Stock will be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals or future service requirements), in such installments or otherwise, as the Committee may determine.  During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant, except as permitted pursuant to Section 3.09.

(b)Rights as Stockholder.  Upon the issuance of shares of Restricted Stock in the name of a Participant the Participant will have the rights of a stockholder with respect to the shares of Restricted Stock and will become the record holder of such shares, subject to the provisions of the Plan and the Award Agreement.

(c)Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may determine.  If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(d)Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Committee may require or permit a Participant to elect that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards, or deferred without interest to the date of vesting of the associated Restricted Stock; provided, however, that any such dividends, additional shares of Restricted Stock or additional Awards credited with respect to a share of Restricted Stock will be subject to the same vesting conditions applicable to such share of Restricted Stock and shall, if vested, be delivered or paid on the same date as such share of Restricted Stock vests or such later date as may be approved by the Committee and set forth in the associated Restricted Stock Award Agreement.  Stock distributed in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

Section 2.05Restricted Stock Units.  The Committee may at any time and from time to time grant Restricted Stock Units under the Plan to such Eligible Persons and in such amounts as it determines. Each Restricted Stock Unit will entitle the recipient to receive upon vesting one share of Stock from the Company or an amount of cash equal to the Fair Market Value of one share of Stock, or a combination thereof, as determined by the Committee.  Restricted Stock Units granted to a Participant will be subject to risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals or future service requirements), in such installments or otherwise, as the Committee may determine.

Section 2.06Dividend Equivalent Rights.  The Committee may grant Dividend Equivalent Rights to a Participant in connection with another Award, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to the number of shares of Stock covered by such Award. The Committee may, in the Award Agreement, provide that Dividend Equivalent Rights will be deemed reinvested in additional Stock, other Awards or other investment vehicles. Notwithstanding anything contrary in this Section 2.06, Dividend Equivalent Rights credited with respect to an Award will be subject to the same vesting conditions applicable to such Award and shall, if vested, be delivered or paid on the same date as such Award vests or such later date as may be approved by the Committee and set forth in the Award Agreement for such Award.

Section 2.07Stock or Other Stock-Based Awards.  The Committee is authorized, subject to the limitations under applicable law, to make such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation shares of Stock awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, and Awards valued by reference to the book value of shares of Stock.  The Committee will determine the terms and conditions of such Awards.

Section 2.08Performance Awards.  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee.  The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions.

Article III

PROVISIONS APPLICABLE TO AWARDS

Section 3.01Term of Awards.  Except as specified herein, the term of each Award will be for such period as may be determined by the Committee; provided, however, that in no event will the term of any Option or SAR exceed a period of ten years (or such shorter term as may be required in respect of an ISO under section 422 of the Code).

Section 3.02Forfeiture Events.  Awards under the Plan are subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant.  In addition, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, but will not be limited to, (i) termination of employment or service for cause, (ii) violation of a material policy of the Company or an Affiliate, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or an Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.  The Company will seek to recover any Award as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or exchange listing standards.

Section 3.03No Rights as a Stockholder.  No Participant (or other person having rights pursuant to an Award) will have any of the rights of a stockholder of the Company with respect to shares of Stock subject to an Award until the delivery of such shares.  Except as otherwise provided in Section 3.07, no adjustments will be made for dividends or distributions (whether ordinary or extraordinary, and whether in cash, shares of Stock, other securities or other property) on, or other events relating to, shares of Stock subject to an Award for which the record date is before the date such shares of Stock are delivered.

Section 3.04Form and Timing of Payment under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or SAR or settlement of any other Award may be made in such forms as the Committee may determine, including without limitation cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis; provided, however, that any such deferred payment will be set forth in the Award Agreement or otherwise made in a manner that will not result in additional taxes under section 409A of the Code.  Except as otherwise provided herein, the Committee may provide that the settlement of any Award be accelerated, and cash paid in lieu of Stock in connection with such settlement or upon occurrence of one or more specified events (in addition to a Change of Control).  Installment or deferred payments may be required by the Committee (subject to Section 3.11, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the existing Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee and in compliance with the requirements of section 409A of the Code.

Section 3.05Existence of Plans and Awards.  The existence of the Plan and the Awards granted hereunder will not affect in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks where rights are superior to or affect the Stock or the rights thereof or which are convertible into or exchangeable for Stock, or the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 3.06Change of Control.

(a)General.  Except as otherwise provided in an Award Agreement, in connection with a Change of Control the Committee may, acting in its sole discretion and without the consent of any holder of an Award, accelerate the vesting, delivery or exercisability of, or the lapse of restrictions or deemed satisfaction of performance goals with respect to, any Award. The exercise of the Committee’s discretion under the preceding sentence may vary among individual holders and may vary among Awards.  Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of the Company with or into any other entity (“successor entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Stock, or all or substantially all of the assets of the Company, outstanding Awards may be assumed or a substantially equivalent Award may be substituted by such successor entity or a parent or subsidiary of such successor entity, and such an assumption or substitution will not be deemed to violate the Plan (including, without limitation, Section 2.02(f) or Section 2.03(c)), or any provision of any Award Agreement.

(b)Options and SARs.  Upon a Change of Control described in Section 1.02(g)(iii) or (iv) (a “Covered Transaction”), the Committee, acting in its sole discretion, may:

(i)Terminate and cancel any outstanding and unexercised Option or SAR, immediately following which all rights of the holder thereunder will terminate, provided that no Option or SAR may be terminated and canceled without the consent of the holder before the expiration of ten (10) days following the later of the date on which the Option or SAR is exercisable or the date on which the holder receives written notice of the Covered Transaction;  or

(ii)Require the mandatory surrender to the Company of any outstanding and unexercised Option or SAR (irrespective of whether such Option or SAR is then exercisable) at, preceding or following the time of the Covered Transaction, upon which surrender the Committee will cancel such Option or SAR and pay to the holder an amount of cash (or other consideration including securities or other property) per share equal to the excess, if any, of the Fair Market Value of the shares of Stock subject to the Option or SAR immediately prior to the Covered Transaction (the “Change of Control Price”) over the exercise price of such Option or SAR, provided, that, if the exercise price equals or exceeds the Change of Control Price no amount will be payable upon surrender of the Option or SAR.

(c)Dissolution or Liquidation.  To the extent not previously exercised, settled or assumed, Options, SARs and Performance Awards shall terminate immediately prior to the dissolution or liquidation of the Company.

Section 3.07Adjustments.  The Committee may adjust the number of shares of Stock authorized pursuant to Section 1.04(a) and will adjust (including, without limitation, by payment of cash) the terms of any Awards (including, without limitation, the number of shares of Stock covered by each Award, the type of property to which the Award relates and the exercise price of any Award), in such manner as it deems appropriate to prevent the enlargement or dilution of rights, for any increase or decrease in the number of issued shares of Stock (or issuance of shares of stock other than shares of Stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of Stock, merger, consolidation, rights offering, separation, reorganization or any other change in the corporate structure or event, the Committee determines affects the capitalization of the Company; provided, however, that no such adjustment will be required if the Committee determines that such action would cause an Award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A or otherwise would subject a Participant to an additional tax imposed under Section 409A in respect of an Award.  After any adjustment made pursuant to this Section 3.07, the number of shares of Stock subject to each outstanding Award will be rounded down to the nearest whole number as determined by the Committee.

Section 3.08Substitute Awards.  The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the former employing entity.  The Committee may direct that the substitute awards be made on such terms and conditions as the Committee determines appropriate in the circumstances.

Section 3.09Transferability of Awards.  No Award (or any rights and obligations thereunder) may be sold, exchanged, transferred or assigned, whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Participant only by the Participant or the Participant’s legal representative. Notwithstanding the preceding sentence, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, (a) that a Participant may transfer an Award in whole or in part without payment of consideration to a member of the Participant’s immediate family, to a trust established for the benefit of a member of the Participant’s immediate family, or to a partnership whose only partners are members of the Participant’s immediate family, or (b) that except as prohibited by Rule 16b-3, a Participant may transfer all or a portion of an Award to a person for which the Participant is entitled to a deduction for a “charitable contribution” under section 170(a)(i) of the Code, provided in either case that no further transfer by such permitted transferee will be permitted, and provided further that the exercise of the Award remains the power and responsibility of the Participant or his or her legal representative. Any sale, exchange, transfer or assignment violation of the provisions of this Section 3.09 will be null and void. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.  Notwithstanding anything in this Section 3.09 to the contrary, no Award may be transferred for value or consideration.

Section 3.10Taxes.  As a condition to the delivery of any shares of Stock, other property or cash pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a Federal or other governmental tax withholding obligation on the part of the Company or an Affiliate relating to an Award (including, without limitation, FICA tax), (a) the Company or Affiliate may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Participant, whether or not pursuant to the Plan, (b) the Committee will be entitled to require that the Participant remit cash to the Company or Affiliate (through payroll deduction or otherwise) or (c) the Company or Affiliate may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Company or Affiliate to satisfy such withholding obligation.  If the event giving rise to the withholding obligation involves a transfer of shares of Stock, then, at the discretion of the Committee, the Participant may satisfy the withholding obligation by electing to have the Company withhold shares of Stock (which withholding, unless otherwise provided in the applicable Award Agreement, will be at a rate not in excess of the statutory minimum rate) or by tendering previously owned shares of Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules). The Company and any Affiliate is authorized to withhold from any Award granted, or any payment relating to an Award under the Plan, including from a distribution of Stock, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority includes, without limitation, the authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis.

Section 3.11Amendment, Modification and Termination.  The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of the Company’s stockholders; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, (a) increase the number of shares of Stock available for issuance under the Plan, (b) expand the types of Awards under the Plan, (c) materially expand the class of individuals eligible to participate in the Plan, (d) materially extend the term of the Plan, or (e) otherwise constitute a material change requirement stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of the national securities exchange on which the shares of Stock are then listed, then such amendment will be subject to stockholder approval; and provided further, that the Board may condition any other amendment or modification on the approval of the Company’s stockholders for any reason.  No Board action under this Section 3.11 may materially and adversely affect the rights of a Participant under any outstanding Award held by such Participant immediately prior to the effective time of such Board action.

Section 3.12Correction of Errors.  Notwithstanding anything in the Plan or an Award Agreement to the contrary, the Committee may amend an Award, to take effective retroactively or otherwise, as deemed necessary or advisable for the purpose of correcting errors occurring in connection with the grant or documentation of an Award, including rescinding an Award erroneously granted, including, but not limited to, an Award erroneously granted to an individual who does not qualify as an Eligible Person on the date of grant of the Award.  By accepting an Award under the Plan, each Participant agrees to any amendment or rescission made pursuant to or with respect to this Section 3.12 to any Award made under the Plan without further consideration or action.

Section 3.13Limitation on Rights Conferred under Plan.  Neither the Plan nor any action taken hereunder may be construed as (a) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or an Affiliate, (b) interfering in any way with the right of the Company or an Affiliate to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (c) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants or employees or other service providers, or (d) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award Agreement and the Plan.

Section 3.14Unfunded Status of Awards.  The Plan is intended to constitute an “unfunded” plan and nothing in the Plan or any Award Agreement will give the Participant any rights that are greater than those of a general creditor of the Company.  The Plan will not constitute an “employee benefit plan” for purposes of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

Section 3.15Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval may be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.  Nothing contained in the Plan may be construed to prevent the Company or an Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person will have any claim against the Company or any Subsidiary as a result of any such action.

Section 3.16Fractional Shares.  No fractional shares of Stock will be issued or delivered pursuant to the Plan or any Award.  The Committee may determine whether cash, other Awards or other property will be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto will be forfeited or otherwise eliminated.

Section 3.17Severability.  If any provision of the Plan is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions hereof, but such provision will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision had never been included herein.  If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to section 16(b) of the Exchange Act) or section 422 of the Code (with respect to Incentive Stock Options), then those conflicting terms or provisions will be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or section 422 of the Code.

Section 3.18Governing Law.  All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law.  The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

Section 3.19Conditions to Delivery of Stock.  Nothing herein or in any Award granted hereunder or any Award Agreement will require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect.

Section 3.20Special Provisions Related Section 409A of the Code. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date the Plan became effective. Notwithstanding any provision of the Plan to the contrary, in the event that following the date an Award is granted the Committee determines that the Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the date the Plan became effective), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Award, in each case, without the consent of the Participant, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical.  Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed.  Neither the Company, its Affiliates, nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) will be held liable for any taxes, interest, penalties or other amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

Section 3.21Plan Establishment and Term.  The Plan shall become effective (the “Effective Date”) on the later of (a) the date of its adoption by the Board and (b) the date it is approved by the stockholders of the Company in accordance with applicable law and the applicable requirements of the New York Stock Exchange. Unless terminated earlier by the Board pursuant to Section 3.11, the Plan shall terminate on the day prior to the tenth anniversary of the Effective Date.

MMMMMMMMMMMM     MMMMMMMMMMMMMMM  C123456789  MONTAGE RESOURCES   MMMMMMMMM    CORPORATION   000004    ENDORSEMENT_LINE______________ SACKPACK_____________    MR A SAMPLE  DESIGNATION (IF ANY)  ADD 1  ADD 2  ADD 3  ADD 4  ADD 5  ADD 6    Using a black ink pen, mark your votes with an X as shown in this example.  Please do not write outside the designated areas.    000000000.000000 ext 000000000.000000 ext  000000000.000000 ext 000000000.000000 ext  000000000.000000 ext 000000000.000000 ext   Your vote matters – here’s how to vote!   You may vote online or by phone instead of mailing this card.  Votes submitted electronically must be  received by 1:00 a.m., Eastern Time, on  Friday, June 14, 2019.    Online  Go to www.envisionreports.com/MR or  scan the QR code — login details are  located in the shaded bar below.   Phone  Call toll free 1-800-652-VOTE (8683) within  the USA, US territories and Canada   Save paper, time and money!  Sign up for electronic delivery at  www.envisionreports.com/MR   Annual Meeting Proxy Card 1234 5678 9012 345  •  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    Proposals — The Board of Directors recommends you vote FOR the election of each of the following director nominees: A  1. Election of Directors:  +  For Withhold For Withhold For Withhold   01 - Randall M. Albert    02 - Mark E. Burroughs, Jr.    03 - Eugene I. Davis   04 - Don Dimitrievich   05 - Michael C. Jennings   06 - Richard D. Paterson   07 - D. Martin Phillips   08 - John K. Reinhart   09 - Douglas E. Swanson, Jr.    10 - Robert L. Zorich  The Board of Directors recommends you vote FOR the following proposals 2 and 3:   For Against Abstain For Against Abstain   2. To ratify the appointment of Grant Thornton LLP as the  3. To approve the Montage Resources Corporation 2019 Long-Term  independent registered public accounting firm of the Company   Incentive Plan.    for the fiscal year ending December 31, 2019.   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B  Please sign your name exactly as it appears on your stock certificates. When shares are held by two or more persons as co-owners, both or all should sign. When signing as attorney, executor,  administrator, trustee or guardian or in another fiduciary capacity or representative capacity, please give full title as such. If a corporation, please sign in full corporate name by president or other  authorized officer. If a partnership or limited liability company, please sign in partnership or company name by authorized person.   Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.    MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE   C 1234567890 J N T   140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND  MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND  1UPX  416825  MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND   MMMMMMM  +    0323OA

Small steps make an impact.  Help the environment by consenting to receive electronic  delivery, sign up at www.envisionreports.com/MR     •  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    PROXY — MONTAGE RESOURCES CORPORATION   +    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MONTAGE RESOURCES CORPORATION   The undersigned hereby appoints John K. Reinhart and Paul M. Johnston, or either of them, with full power to act alone and with full power of substitution  and revocation, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of Montage Resources Corporation (the  “Company”) to be held on Friday, June 14, 2019 at 10:00 a.m. Central Daylight Time, at the Company’s principal executive office building located at 122 West  John Carpenter Freeway, 1st Floor Conference Center, Irving, Texas 75039, and any adjournment or postponement thereof, and to represent and vote all of  the shares of common stock of the Company that the undersigned would be entitled to vote if personally present upon the following item and to vote  according to their discretion on any other matter that may properly be presented for action at the meeting or any adjournment or postponement thereof:   IF PROPERLY EXECUTED AND RETURNED TO THE COMPANY, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED  STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH ABOVE AND IN THE DISCRETION OF THE PROXY  HOLDER WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, INCLUDING A PROPOSAL TO ADJOURN OR POSTPONE THE  ANNUAL MEETING.   The undersigned hereby revokes any and all proxies with respect to such shares heretofore given by the undersigned. The undersigned also acknowledges  receipt of the Notice of Internet Availability of Proxy Materials related to the 2019 Annual Meeting of the Stockholders of Montage Resources Corporation.   Non-Voting Items C  Change of Address — Please print new address below.   Meeting Attendance  Mark box to the right if  you plan to attend the  Annual Meeting.    +